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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Kinder Morgan, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1001 Louisiana Street, Suite 1000
Houston, Texas 77002

March 29, 2018

Dear fellow stockholder:

        You are cordially invited to attend our 2018 Annual Meeting of Stockholders to be held at our offices at 1001 Louisiana Street, Houston, Texas, on Wednesday, May 9, 2018, at 10:00 a.m. local time. The accompanying proxy statement describes the matters to be presented for approval at the meeting.

        Representation of your shares at the meeting is very important. I urge you, whether or not you plan to attend the meeting, to vote promptly over the Internet or telephone or by mailing a completed proxy card or voting instruction form. Instructions on how to vote begin on page ii of the proxy statement.

        Thank you for your continued support.

Sincerely,

Richard D. Kinder Executive Chairman

1001 Louisiana Street, Suite 1000
Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2018

To our stockholders:

        The 2018 Annual Meeting of Stockholders will be held at our offices at 1001 Louisiana Street, Houston, Texas, on Wednesday, May 9, 2018, at 10:00 a.m. local time. At the meeting, the holders of our common stock will act on the following matters:

  (1)
  the election of 16 nominated directors;

  (2)
  the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018;

  (3)
  an advisory vote on executive compensation;

  (4)
  an advisory vote on the frequency of holding an advisory vote on executive compensation; and

  (5)
  three stockholder proposals contained in the proxy statement accompanying this notice, if properly presented by the stockholder proponents at the meeting.

        These items of business are more fully described in the accompanying proxy statement.

        Only holders of shares of our common stock as of the close of business on March 12, 2018, the record date, are entitled to receive notice of and to vote at the meeting. A list of all registered holders entitled to vote is on file at our principal offices at 1001 Louisiana Street, Suite 1000, Houston, Texas, and will be available for inspection by any stockholder for any purpose germane to the meeting during the meeting and during business hours for ten days prior to the meeting.

        Even if you plan to attend the meeting in person, please cast your vote in advance as soon as possible using one of the methods described in the accompanying proxy statement. You may vote over the Internet or telephone or by mailing a completed proxy card or voting instruction form, as applicable, all as described in the proxy statement. Any stockholder attending the meeting who presents appropriate documentation described in the proxy statement may revoke an earlier vote by proxy and vote in person.

        In accordance with the "Notice and Access" rules adopted by the Securities and Exchange Commission (SEC), we have elected to provide our stockholders access to our proxy materials by posting such documents on the Internet. Accordingly, on March 29, 2018, an Important Notice Regarding the Availability of Proxy Materials (Notice) was mailed to the holders of our common stock as of the close of business on the record date. Beginning on March 29, 2018, stockholders have the ability to access the proxy materials on a website referred to in the Notice, or to request that a printed set of the proxy materials be sent to them, by following the instructions on the Notice.

IF YOU PLAN TO ATTEND:

        Please note that space constraints make it necessary to limit attendance to stockholders. Guests of stockholders will not be admitted. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m., and seating will begin at 9:30 a.m. Stockholders will be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts will also need to bring a copy of the voting instruction form that they received from their broker, trustee or other nominee in connection with the meeting, or a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Richard D. Kinder Executive Chairman

March 29, 2018
Houston, Texas

 PROXY SUMMARY

2018 ANNUAL MEETING OF STOCKHOLDERS

        This summary contains highlights about this proxy statement. This summary does not contain all of the information that you should consider in advance of the annual meeting, and we encourage you to read the entire proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2017 carefully before voting.

        Unless stated otherwise or the context otherwise requires, all references in this proxy statement to "we," "us," "our," "KMI" or the "company" are to Kinder Morgan, Inc. and, where applicable, its subsidiaries. We refer to our Class P common stock as our common stock.

 MEETING INFORMATION

Date and time:	Wednesday, May 9, 2018, 10:00 a.m. local time.
Place:	KMI's offices at 1001 Louisiana Street, Houston, Texas.
Record date:	The close of business on March 12, 2017.
Voting:	Holders of common stock as of the close of business on the record date may vote. Each share is entitled to one vote on each matter to be voted upon.

VOTING MATTERS AND BOARD RECOMMENDATION

        The following table summarizes the proposals to be considered at the meeting and our Board's voting recommendation with respect to each proposal.

Proposal	Board Recommendation	Page Reference
Election of 16 directors, each for a one-year term expiring in 2019	FOR EACH NOMINEE	48
Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018	FOR	48
Advisory vote on executive compensation	FOR	49
Advisory vote on the frequency holding an advisory vote on executive compensation	3 YEARS	50
Three stockholder proposals, if properly presented by the stockholder proponents at the meeting	AGAINST EACH PROPOSAL	50

i

 HOW TO VOTE

        You may vote your shares by any of the following methods:

By Internet:	View proxy materials and vote online by following the instructions provided in the Important Notice Regarding the Availability of Proxy Materials that you receive from us or your broker, trustee or other nominee or, if you have elected to receive a paper copy of the proxy materials, by following the instructions on your proxy card or voting instruction form.
By Telephone:	Vote by telephone by following the instructions on your proxy card or voting instruction form.
By Mail:
If you elected to receive your proxy materials by mail, you may vote by completing and returning a signed paper proxy card (if you are the registered holder of your shares) or by following the vote-by-mail instructions included on the voting instruction form provided by your broker, trustee or other nominee (if your shares are held beneficially in street name). If you did not elect to receive your proxy materials by mail, you may request the materials and vote accordingly.
In Person at the Meeting:
If you are the registered holder of your shares, you may vote in person at the annual meeting. If, on the other hand, you hold your shares through a broker, trustee or other nominee, you must first obtain a "legal proxy" from your broker, trustee or other nominee, and you must provide a copy of your legal proxy to us in order to vote in person at the meeting.

ii

1001 Louisiana Street, Suite 1000
Houston, Texas 77002

PROXY STATEMENT

2018 ANNUAL MEETING OF STOCKHOLDERS

        Our Board is furnishing you with this proxy statement in connection with the solicitation of proxies on its behalf to be voted at the 2018 Annual Meeting of Stockholders and any postponements or adjournments thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the difference between a registered holder and a beneficial or "street name" holder?

        If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, referred to in this proxy statement as a "registered" holder. As the registered holder, you have the right to vote in person at the annual meeting.

        If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares or a "street name" holder. A street name holder is not the stockholder of record entitled to vote in person at the meeting. However, as a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account or to obtain a proxy from your broker and vote your shares in person at the meeting.

Who is entitled to vote on the matters presented at the annual meeting?

        All stockholders who owned our common stock as of the close of business on March 12, 2018, which we refer to as the record date, are entitled to receive notice of, and to vote their common stock owned as of the close of business on the record date at, the annual meeting and any postponements or adjournments of the meeting. If you owned our common stock as of the close of business on the record date, you are authorized to vote those shares at the annual meeting, even if you subsequently sell them. Please see "How do I vote?" below for important information regarding how to vote your shares.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

        In compliance with SEC rules that allow companies to furnish their proxy materials over the Internet, we sent our registered holders an Important Notice Regarding the Availability of Proxy Materials (the "Notice") instead of a paper copy of the proxy materials. Notice and access is an environmentally friendly and cost effective way to distribute proxy materials because it reduces printing, paper and postage. Instructions on how to access the proxy materials over the Internet or how to request a paper copy may be found in the Notice. If you are a street name holder, you will receive your Notice from your broker.

Can I vote my shares by filling out and returning the Notice?

        No. The Notice will, however, provide instructions on how to vote over the telephone or Internet, or by requesting and returning a signed paper proxy card or voting instruction form, as applicable, or submitting a ballot at the annual meeting.

How do I vote?

        You may vote your shares by any of the following methods:

  •
  By Internet—If you have Internet access, you may view proxy materials and vote online by following the instructions provided in the Notice or, if you have elected to receive a paper copy of the proxy materials, by following the instructions on your proxy card or voting instruction form.

  •
  By Telephone—If you have elected to receive a paper copy of the proxy materials, you may submit your vote by telephone by following the instructions on your proxy card or voting instruction form. You may request a paper copy of the proxy materials by following the instructions provided in the Notice.

  •
  By Mail—If you elected to receive your proxy materials by mail, you may vote by completing and returning a signed paper proxy card (if you are the registered holder of your shares) or by following the vote-by-mail instructions included on the voting instruction form provided by your broker, trustee or other nominee (if your shares are held beneficially in street name). If you did not elect to receive your proxy materials by mail, you may request the materials and vote accordingly.

  •
  In Person at the Annual Meeting—

  •
  Registered Holders.  As a registered holder, you have the right to vote in person at the annual meeting.

  •
  Street Name Holders.  If you are a street name holder and you wish to vote in person at the meeting, you must obtain a "legal proxy" from your broker, trustee or other nominee that holds your shares, giving you the right to vote your shares in person at the meeting. On the day of the meeting, you will need to provide a copy of such legal proxy in order to obtain a ballot.

        Even if you plan to attend the annual meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card or voting instruction form, or vote over the telephone or the Internet in advance of the meeting. Any stockholder attending the meeting who presents the appropriate documentation may revoke an earlier vote by proxy and vote in person.

How can I access the proxy materials over the Internet?

        You can view the proxy materials related to the annual meeting on the Internet website listed on your Notice. Please have your control number available. Your control number can be found on your Notice. If you requested and received a paper copy of your proxy materials, your control number can be found on your proxy card or voting instruction form.

        You also may access the proxy materials through our website at http://annualmeeting.kindermorgan.com.

What does it mean if I receive more than one Notice?

        It means that you have multiple accounts at Computershare and/or with one or more brokers. Please vote using each control number to ensure that all your shares are voted.

How many votes do I have?

        You have one vote for each share of common stock that you owned as of the close of business on the record date.

How many shares must be present to conduct the annual meeting?

        The presence at the annual meeting, in person or by proxy, of the holders of a majority of our common stock outstanding as of the close of business on the record date will constitute a quorum. The presence of a quorum will permit us to conduct the proposed business at the annual meeting. As of the close of business on the record date, 2,206,071,334 shares of common stock were issued and outstanding. As a result, holders of at least 1,103,035,668 shares of common stock must be present in person or by proxy to constitute a quorum.

        Your common stock will be counted as present at the annual meeting if you:

  •
  have properly submitted a proxy card or voting instruction form, as applicable, or voted over the telephone or the Internet before the meeting; or

  •
  attend the meeting, if you are a registered holder or if you are a street name holder and have a legal proxy from your broker.

        Proxies received but marked as abstentions and broker non-votes will be included in the number of shares considered present at the annual meeting.

If my shares are held in a brokerage account, will my broker vote my shares for me?

        Generally not. Your broker cannot use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of the selection of our independent registered public accounting firm. Therefore, it is important that you provide voting instructions to any broker holding shares on your behalf. Follow the directions on your Notice or voting instruction form regarding how to instruct your broker to vote your shares.

What happens if I do not specify a choice for a proposal when returning a proxy?

  •
  Registered Holders.  If you are a registered holder and you sign and return a paper proxy card and no direction is given for any item on the proxy card, it will be voted for the election of the nominated slate of directors, for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018, for the approval, on an advisory basis, of the compensation of our named executive officers and for a frequency, on an advisory basis, of three years with respect to future Say-on-Pay votes, and against each of the three stockholder proposals.

  •
  Street Name Holders.  If you are a street name holder and fail to provide voting instructions, your broker is permitted to vote your shares on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018. However, without your voting instructions, your broker may not vote on any of the other proposals, and a "broker non-vote" will occur, which means your vote will not be counted with respect to such matters.

Can I change my vote after I return my proxy card?

  •
  Registered Holders.  If you are a registered holder, you may change your vote at any time before your proxy is voted at the annual meeting. You may do this in a number of ways. First, you may cast a new vote by telephone or Internet, so long as you do so by the deadline of 11:59 p.m. Eastern Time on Tuesday, May 8, 2018. Second, you may complete and submit a new proxy card.

    Third, you may send a written notice stating that you would like to revoke your proxy. If you choose either of the latter two methods, you must submit your notice of revocation or your new proxy card to the attention of our corporate secretary (1001 Louisiana Street, Suite 1000, Houston, Texas 77002) so that it is received at or before the annual meeting. Finally, you may attend the annual meeting and vote in person. Simply attending the meeting, without voting in person, will not revoke your proxy.

  •
  Street Name Holders.  If you are a street name holder and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the annual meeting.

What vote is required to approve each item or, with respect to the advisory votes, to be considered the recommendation of the stockholders?

  •
  Election of Directors.  To be elected to the Board, a nominee must receive a majority of the votes cast, that is, the number of votes cast "FOR" a nominee's election must exceed the number of votes cast "AGAINST" such nominee's election. An instruction to "ABSTAIN" with respect to any director means your shares will not be voted or counted in the total votes cast with respect to that director, although the shares represented by such instruction will be counted for purposes of determining whether there is a quorum.

  •
  Advisory vote on the frequency of holding an advisory vote on executive compensation.  The frequency of future Say-on-Pay votes receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by stockholders in an advisory manner. For this purpose, abstentions and broker non-votes are not counted as a vote cast "for" any of a one, two or three year frequency.

  •
  Other Items.  For each other item, the affirmative vote by holders of a majority of the votes cast is required for approval or to be considered the recommendation of the stockholders, as applicable. An instruction to "ABSTAIN" with respect to any such matter means your shares will not be voted, although the shares represented by such instruction will be counted for purposes of determining whether there is a quorum.

  •
  Important Voting Information for Street Name Holders.  If you are a street name holder, your broker, trustee or other nominee will not be permitted to exercise voting discretion with respect to most of the matters to be acted upon. Thus, if you do not give your broker, trustee or other nominee specific instructions, your shares will not be voted on those matters and will not be counted in determining the number of shares voted. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum. Please communicate your voting decisions to your broker, trustee or other nominee before the date of the annual meeting so that your vote can be counted.

Could other matters be decided at the annual meeting?

        If any other matters are properly presented at the annual meeting, your proxy, together with the other proxies received, will be voted at the discretion of the designated proxy holders. For further information, please see "Other Matters" in this proxy statement.

Do I have any dissenters' rights?

        No. Under the laws of the State of Delaware, dissenters' rights are not available to our stockholders with respect to the matters to be voted on at the annual meeting.

Who can attend the annual meeting?

        Due to space and security concerns, only stockholders as of the close of business on the record date or their duly appointed proxy holders may attend the annual meeting. We are not able to admit guests of either stockholders or proxy holders. Admission to the annual meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. local time, and seating will begin at 9:30 a.m. local time. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

        Stockholders and proxy holders will be asked to present valid picture identification, such as a driver's license or passport. Please note that if you hold your shares in street name, you will also need to bring a copy of the voting instruction form that you receive from your broker or other nominee in connection with the annual meeting or a copy of a brokerage statement reflecting your stock ownership as of the close of business on the record date.

Where can I find the voting results of the annual meeting?

        The preliminary voting results will be announced at the meeting. The final results will be reported in a current report on Form 8-K that we will file with the SEC within four business days after the meeting.

Who will pay the expenses incurred in connection with the solicitation of my vote?

        We will pay the cost of preparing these proxy materials and soliciting your vote. We also will pay the annual meeting expenses. In addition, proxies may be solicited by our directors, officers and other employees by telephone, Internet, fax, in person or otherwise. These individuals will not receive any additional compensation for assisting in the solicitation. We may also request that brokerage firms, nominees, custodians and fiduciaries transmit proxy materials to the street name holders, and we will reimburse them for their reasonable out-of-pocket expenses in transmitting such material. Firms including Georgeson Inc., Computershare Trust Company, N.A. and Broadridge Financial Solutions, Inc. will perform the broker nominee search and distribute proxy materials to banks, brokers, nominees and intermediaries. We will pay these third parties approximately $780,000 plus out-of-pocket expenses for these services.

        If you vote by telephone or the Internet, any telephone or Internet access charges will be your responsibility.

How can I find more information about Kinder Morgan?

        There are several ways. We file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains these reports, proxy statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information we have filed with the SEC by reference to our corporate name or to our SEC file number, 001-35081. You also may read and copy any document we file at the SEC's public reference room located at: 100 F Street, N.E., Room 1503, Washington, D.C. 20549.

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges.

        Because our common stock is listed on the New York Stock Exchange, our reports, proxy statements and other information can be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005.

        You may request a copy of our filings by contacting us at the following address and telephone number: Kinder Morgan, Inc., Investor Relations Department, 1001 Louisiana Street, Suite 1000, Houston, Texas 77002. You also may locate copies of our filings by visiting our website at www.kindermorgan.com.

 CORPORATE GOVERNANCE

        The Board is responsible to our stockholders for the oversight of the company and recognizes that effective corporate governance is critical to achieving our performance goals while maintaining the trust and confidence of investors, employees, business partners and regulatory agencies. Our Board has adopted a set of Governance Guidelines that address the role, composition and functioning of the Board, which are posted on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations."

Recent Corporate Governance Changes

        Our Board and the Nominating and Governance Committee periodically review and evaluate our system of corporate governance to ensure that the interests of our Board and management continue to align with the interests of our stockholders. In 2017, our Board unanimously adopted several changes to our corporate governance system described below.

Proxy Access

        In October 2017, our Board amended our bylaws to implement "proxy access." Pursuant to our new proxy access bylaw provision, a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years may nominate and include in our proxy materials director candidates constituting up to 20% of the Board or two directors, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our bylaws. The Board adopted proxy access following support of the stockholder proposal submitted at our 2017 annual meeting by a majority of our stockholders and after substantial engagement with the stockholder proponent and our largest stockholders who hold, collectively, in excess of 15% of our outstanding common stock (in excess of 29% including shares beneficially held by our directors and management).

Majority Voting

        In January 2017, our Board adopted Amended and Restated Bylaws to provide that nominees for director shall be elected by the affirmative vote of the majority of votes cast at a meeting of stockholders, with a plurality standard retained for contested elections. Our Board also amended our Governance Guidelines to provide that any nominee for director who does not receive the required votes for election shall tender his or her resignation, which will be considered by the Nominating and Governance Committee.

Stock Ownership Guidelines

        In January 2017, our Board also adopted stock ownership guidelines which set forth our Board's expectation that each director and executive officer will continuously own KMI stock with a value equal to a specified multiple of his or her annual retainer or base salary as specified below:

Title	Multiple of annual retainer or base salary, as applicable
Directors	3x
Chief Executive Officer	6x
All other Executive Officers	2x

        Because our Chief Executive Officer currently receives only $1 of base salary per year, the guidelines provide that he or she will be expected to continuously own KMI stock with a value equal to at least six times the greater of (i) his or her base salary or (ii) the base salary of the highest paid executive officer. Directors and executive officers are expected to meet these guidelines within five years of the later of becoming an executive officer or the date of adoption of the guidelines. Until an executive officer has met the guidelines, he or she is expected to retain 50% of any shares of common stock received upon vesting of restricted stock or restricted stock unit awards, net of amounts withheld to pay taxes.

        The guidelines also prohibit directors, executive officers and persons residing in their households from holding KMI securities in margin accounts or entering into pledging transactions with respect to KMI securities. However, this prohibition does not extend to KMI securities owned by a director or executive officer in excess of the applicable minimum ownership guidelines or any securities with respect to which such person does not have a pecuniary interest.

Prohibition on Hedging Transactions

        In January 2017, our Board amended our policy on securities trading and handling of non-public information to prohibit directors, executive officers and persons residing in their households from entering into speculative transactions, including hedges, with respect to KMI securities.

Clawback Policy

        In January 2017, our Board adopted an executive compensation clawback policy which provides that cash and equity compensation paid to executive officers may, under certain circumstances, be recovered by KMI in the event of a restatement of KMI's financial results.

Stockholder Engagement

        We understand the importance of maintaining a robust stockholder engagement program. During 2017, in addition to other significant stockholder engagement activities, executives and management from our investor relations, environmental, health and safety and legal groups, among others, met with stockholders on a variety of topics, including corporate governance, executive compensation and environmental, health and safety matters. We spoke with representatives from our top institutional investors who hold, collectively, in excess of 15% of our outstanding shares of common stock in order to exchange ideas on these important topics. Overall, investors expressed strong support for our governance and compensation practices and our performance on environmental, health and safety matters. We believe our regular engagement has been productive and provides an open exchange of ideas and perspectives for both the company and our stockholders.

The Board of Directors

        Each person listed below served on our Board in 2017 and is nominated to stand for re-election to the Board until our 2019 annual meeting.

Name	Age	Title
Richard D. Kinder	73	Director and Executive Chairman
Steven J. Kean	56	Director, President and Chief Executive Officer
Kimberly A. Dang	48	Director, Vice President and Chief Financial Officer
Ted A. Gardner	60	Director
Anthony W. Hall, Jr.	73	Director
Gary L. Hultquist	74	Director
Ronald L. Kuehn, Jr.	82	Director
Deborah A. Macdonald	66	Director
Michael C. Morgan	49	Director
Arthur C. Reichstetter	71	Director
Fayez Sarofim	89	Director
C. Park Shaper	49	Director
William A. Smith	73	Director
Joel V. Staff	74	Director
Robert F. Vagt	71	Director
Perry M. Waughtal	82	Director

Richard D. Kinder	Director since October 1999; also from 1998 to June 1999

        Mr. Kinder is Director and Executive Chairman of KMI. He served as Director, Chairman and Chief Executive Officer of KMI and its predecessors from 1999 until he became Executive Chairman in June 2015. Mr. Kinder served as Director, Chairman and Chief Executive Officer of Kinder Morgan Management, LLC ("KMR") from 2001 until November 2014. He served as Director, Chairman and Chief Executive Officer of Kinder Morgan G.P., Inc. ("KMGP") from 1997 until June 2015. He served as a Director, Chairman and Chief Executive Officer the general partner of El Paso Pipeline Partners, L.P. ("EPB"), from May 2012 until January 1, 2015. Mr. Kinder's prior experience as Chief Executive Officer of KMI and its former public subsidiaries provide him with a familiarity with our strategy, operations and finances that is unmatched. In addition, we believe that Mr. Kinder's significant equity ownership in our company aligns his economic interests with those of our other equity investors.

Steven J. Kean	Director since May 2007

        Mr. Kean is Director, President and Chief Executive Officer of KMI. He has served as a director of KMI or its predecessors since May 2007 and has served as President and Chief Executive Officer since June 2015. He has also served as Chairman of the Board and Chief Executive Officer of Kinder Morgan Canada Limited ("KML"), which completed its initial public offering in May 2017, since April 2017. Mr. Kean has served in various management roles for the Kinder Morgan companies since 2002 and in senior executive roles since 2006. He was Executive Vice President and Chief Operating Officer for KMI and its predecessors from 2006 until March 2013, when he was named President and Chief Operating Officer, and served in that capacity until he assumed the CEO role in June 2015. Mr. Kean also served as Executive Vice President and Chief Operating Officer of KMR and KMGP until March 2013, when he became President, Chief Operating Officer and Director; he continued in that role with KMR until November 2014 and continued in that role with KMGP until June 2015, when he was named President, Chief Executive Officer and Director of KMGP. He served as Director, Executive Vice President and Chief Operating Officer of the general partner of EPB from May 2012 until March

2013, when he became Director, President and Chief Operating Officer, and he served in that role until January 2015. Mr. Kean received his Juris Doctor from the University of Iowa in May 1985 and received a Bachelor of Arts degree from Iowa State University in May 1982. Mr. Kean's experience as one of our executives since 2002 provides him valuable management and operational expertise and a thorough understanding of our business operations and strategy.

Kimberly A. Dang	Director since January 2017

        Ms. Dang is Director, Vice President and Chief Financial Officer of KMI. She has served as a director of KMI since January 2017 and of KML, which completed its initial public offering in May 2017, since April 2017. Ms. Dang has served in the role of Vice President and Chief Financial Officer for KMI or its predecessors since 2005. She has served in various management roles for the Kinder Morgan companies since 2001 and in senior executive roles since 2005. She served as Vice President and Chief Financial Officer of KMR and KMGP from May 2005 until November 2014. She also served as Vice President, Investor Relations for KMR and KMGP until January 2009. Prior to Kinder Morgan, among other things, Ms. Dang spent six years at Goldman Sachs working in its real estate investment area. Ms. Dang holds a Master of Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelor of Business Administration degree in accounting from Texas A&M University. Ms. Dang's years of leadership as a Chief Financial Officer, together with her extensive business acumen, provide our Board with necessary strategic insight. Ms. Dang also provides a diverse perspective that is important to our Board.

Ted A. Gardner	Director since December 2014

        Mr. Gardner was elected director of KMI in December 2014. Mr. Gardner served as director of KMR and KMGP from 2011 until November 2014. Since 2005, Mr. Gardner has been a Managing Partner of Silverhawk Capital Partners in Charlotte, North Carolina. Formerly, he was a director of the predecessor of KMI from 1999 to 2007, was a director of Encore Acquisition Company from 2001 to 2010 and Athlon Energy Inc. from August 2013 to November 2014. He is currently a director of Summit Materials Holdings, Incline Niobrara Partners, LP and Spartan Energy Partners. We believe Mr. Gardner's prior management, business and leadership experience, and his previous board experience with KMI, provides us with the perspectives and judgment important to guiding our business strategies.

Anthony W. Hall, Jr.	Director since May 2012

        Mr. Hall was elected as a director of KMI in May 2012. Previously, he served as a director of El Paso Corporation from 2001 until the closing of our acquisition of El Paso Corporation in May 2012. Mr. Hall has been engaged in the private practice of law since 2010. He previously served as Chief Administrative Officer of the City of Houston from 2004 to 2010. Mr. Hall served as the City Attorney for the City of Houston from 1998 to 2004. Prior to 1998, Mr. Hall was a partner in the Houston law firm of Jackson Walker, LLP. Mr. Hall is the past Chairman of the Houston Endowment Inc. and served on its board of directors for twelve years. He is also Chairman of the Boulé Foundation. Mr. Hall's extensive experience in both the public and private sectors, and his affiliations with many different business and philanthropic organizations, provides our Board with important insight from many perspectives. Mr. Hall's 30 years of legal experience provides the Board with valuable guidance on governance issues and initiatives. As an African American, Mr. Hall also brings a diversity of experience and perspective that is welcomed by our Board.

Gary L. Hultquist	Director since December 2014

        Gary L. Hultquist was elected director of KMI in December 2014. Mr. Hultquist served as director of KMR and KMGP until November 2014. He was elected director of KMGP in 1999, and of KMR upon its formation in 2001. Mr. Hultquist has served on the board of directors of Resolute Energy Corporation since February 2014. Mr. Hultquist has been a member of the Board of Directors, and President, of Kriisa Research, Inc., a development-stage company pursuing renewable energy technology for the energy harvesting, smart device and internet of things markets, since July 2017. From February 2013 until June 2017, Mr. Hultquist was a Managing Director of Viant Group, LLC, an investment banking firm specializing in energy and technology. From 2009 until February 2013, Mr. Hultquist was a Principal of NewCap Partners Inc., a FINRA-registered broker-dealer and investment bank, specializing in technology, mergers and acquisitions, and from 1995 until 2007, Mr. Hultquist was the Managing Director of Hultquist Capital, LLC, a San Francisco-based strategic and merger advisory firm. He also served as member of the board of directors and chair of the audit committee of NASDAQ-listed OnTrack Systems, Inc., from 1995 to 1997, including at its initial public offering and its subsequent merger with Lam Research Corporation. Mr. Hultquist has over 20 years of experience as an investment banker and over 15 years' experience practicing law. This combination of experience provides him an understanding of the business and legal risks applicable to us.

Ronald L. Kuehn, Jr.	Director since December 2014

        Mr. Kuehn was elected director of KMI in December 2014. Mr. Kuehn served as a director of the general partner of EPB from 2007 until November 2014, and served as Chairman from 2007 to May 2012. Mr. Kuehn served as Chairman of the board of directors of El Paso Corporation from March 2003 to September 2009 and Interim Chief Executive Officer from March 2003 to September 2003. From 2002 to 2003, Mr. Kuehn served as Lead Director of El Paso. From 2001 to 2003, he was a business consultant. Mr. Kuehn served as non-executive Chairman of the Board of El Paso from 1999 to 2000 and served as a director from 2001 to 2003. Mr. Kuehn previously served as Chairman of the Board of Sonat Inc. from 1986 and President and Chief Executive Officer from 1984 until his retirement in 1999. Mr. Kuehn formerly served on the Boards of Directors of Praxair, Inc. until 2008, Dun & Bradstreet Corporation until 2007 and Regions Financial Corporation until 2007. His knowledge and understanding of our industry provides the board with valuable strategic insight. Mr. Kuehn's prior service on the boards of other publicly traded companies in our industry, including his service as Chairman of El Paso Corporation and as its interim CEO, provides valuable experience which he can draw upon as a member of our Board.

Deborah A. Macdonald	Director since April 2011

        Ms. Macdonald was elected as a director of KMI in April 2011. For the past five years, Ms. Macdonald has served on the boards of several private charitable organizations and the board of a closely held for-profit limited liability company. Ms. Macdonald served as Vice President (President, Natural Gas Pipelines) of KMI, KMR and KMGP from 2002 until 2005 and served as President of a subsidiary of KMI from 1999 until 2003. Ms. Macdonald received her Juris Doctor, summa cum laude, from Creighton University in May 1980 and received a Bachelor's degree, magna cum laude, from Creighton University in December 1972. As a result of Ms. Macdonald's prior service as an executive officer of KMI, she possesses a familiarity with our business operations, financial strategy and organizational structure which enhance her contributions to our Board. Ms. Macdonald also provides a diverse perspective that is important to our Board.

Michael C. Morgan	Director since May 2007

        Mr. Morgan has served as a director of KMI and its predecessors since 2007. He served in various management roles for the Kinder Morgan companies from 1997 to 2004, including as President of KMI, KMR and KMGP from 2001 until 2004. He has been Chairman and Chief Executive Officer of Triangle Peak Partners, LP, a registered investment adviser and fund manager, since 2008. He also has been President of Portcullis Partners, L.P., a private investment partnership, since 2004. Mr. Morgan has been a director of Sunnova Energy Corp. since October 2015 and was a director of Kayne Anderson MLP Investment Company and Kayne Anderson Energy Total Return Fund, Inc. from 2007 until 2008. Mr. Morgan received an M.B.A. from Harvard Business School and a Bachelor of Arts and a Masters of Arts from Stanford University. As a result of Mr. Morgan's prior service as a director of KMI, he possesses a familiarity with our business operations, financial strategy and organizational structure which enhance his contributions to our Board.

Arthur C. Reichstetter	Director since December 2014

        Mr. Reichstetter was elected director of KMI in December 2014. Mr. Reichstetter served as a director of the general partner of EPB from 2007 until November 2014. He has been a private investment manager since 2007. Mr. Reichstetter served as Managing Director of Lazard Freres from 2002 until his retirement in 2007. From 1998 to 2002, Mr. Reichstetter was a Managing Director with Dresdner Kleinwort Wasserstein, formerly Wasserstein Parella & Co. Mr. Reichstetter was a Managing Director with Merrill Lynch from 1993 until his retirement in 1996. Prior to that time, Mr. Reichstetter worked as an investment banker in various positions at The First Boston Corporation from 1974 until 1993, becoming a managing director with that company in 1982. Mr. Reichstetter brings to the board extensive experience in investment management and capital markets, as highlighted by his years of service at Lazard Freres, Dresdner Klienwort Wasserstein, Merrill Lynch and The First Boston Corporation. His leadership, together with technical expertise and extensive financial acumen provide our Board with necessary strategic insight and experience.

Fayez Sarofim	Director since May 2007

        Mr. Sarofim has served as a director of KMI and its predecessors since 1999. He has been Chairman of the Board of Fayez Sarofim & Co., a registered investment advisor, for more than five years. Over the past five years, Mr. Sarofim has served as a director of Unitrin, Inc. and Argo Group International Holdings, Ltd. As a result of Mr. Sarofim's investment experience and his prior service as a director of KMI, he possesses a familiarity with our business operations, financial strategy and organizational structure which enhance his contributions to our Board. As a Coptic Egyptian-American, Mr. Sarofim also brings an important diversity of perspective to our Board.

C. Park Shaper	Director since May 2007

        Mr. Shaper served in various management roles for the Kinder Morgan companies beginning in 2000 until March 2013, when he retired as President of KMI, Kinder Morgan Energy Partners, L.P. ("KMP"), KMR and the general partner of EPB. He has served as a director of KMI and its predecessors since 2007. He was a director of KMR and KMGP from 2003 until March 2013, President of KMR and KMGP from 2005 until March 2013, and a director and President of the general partner of EPB from May 2012 until March 2013. He received a Masters of Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Shaper also has a Bachelor of Science degree in Industrial Engineering and a Bachelor of Arts degree in Quantitative Economics from Stanford University. Mr. Shaper is also a trust manager of Weingarten Realty Investors. Mr. Shaper's experience as our President, as well as his experience as an executive officer of various Kinder Morgan entities, provide him valuable management and operational expertise and intimate knowledge of our business operations, finances and strategy.

William A. Smith	Director since December 2014

        Mr. Smith was elected director of KMI in December 2014. Mr. Smith served as Director of the general partner of EPB from 2008 to November 2014. From 2003 until his retirement as an active partner in 2012, Mr. Smith was a partner in Galway Group, L.P., an investment banking/energy advisory firm headquartered in Houston, Texas. In 2002, Mr. Smith retired from El Paso Corporation, where he was an Executive Vice President and Chairman of El Paso Merchant Energy's Global Gas Group. Mr. Smith had a 29-year career with Sonat Inc. prior to its merger with El Paso in 1999. At the time of the merger, Mr. Smith was Executive Vice President and General Counsel. He previously served as Chairman and President of Southern Natural Gas Company and as Vice Chairman of Sonat Exploration Company. Mr. Smith served as a director of Eagle Rock Energy G&P LLC from 2004 until the sale of that company in 2015. He also served as lead director and as chairman of that company's compensation committee. Mr. Smith previously served on the board of directors of Maritrans Inc. until 2006. With over 40 years of experience in the energy industry, Mr. Smith brings to the board a wealth of knowledge and understanding of our industry, including valuable legal and business expertise. His experience as an executive and attorney provides the board with an important skill set and perspective. In addition, his experience on the board of directors of other domestic and international energy companies further augments his knowledge and experience.

Joel V. Staff	Director since April 2011

        Mr. Staff was elected as a Director in 2011. Since 2007, Mr. Staff has acted as a private investor. Mr. Staff was Chief Executive Officer of Reliant Energy, Inc. from 2003 until his retirement in 2007. He also served as Reliant Energy, Inc.'s Chairman of the Board from 2003 to 2008 and Executive Chairman of the Board from 2008 until his retirement from the board in 2009. Mr. Staff was a director of Ensco International Incorporated between 2002 and 2008. Mr. Staff's experience as a senior executive in the energy industry provide him with an understanding of issues we encounter, which enhance his contributions to our Board.

Robert F. Vagt	Director since May 2012

        Mr. Vagt was elected as a director of KMI in May 2012. Mr. Vagt served as a director of El Paso Corporation from 2005 until we acquired it in May 2012. Mr. Vagt served as President of The Heinz Endowments from 2008 through January 2014. Prior to that time, he served as President of Davidson College from 1997 to 2007. Mr. Vagt served as President and Chief Operating Officer of Seagull Energy Corporation from 1996 to 1997. From 1992 to 1996, he served as President, Chairman and Chief Executive Officer of Global Natural Resources. Mr. Vagt served as President and Chief Operating Officer of Adobe Resources Corporation from 1989 to 1992. Prior to 1989, he served in various positions with Adobe Resources Corporation and its predecessor entities. In January 2014, Mr. Vagt was appointed as Chairman of the board of directors of Rice Energy Inc., and was appointed to the board of directors of EQT Corporation following its acquisition of Rice Energy in November 2017. Mr. Vagt's professional background in both the public and private sectors make him an important advisor and member of our Board. Mr. Vagt brings to our Board operations and management expertise in both the public and private sectors. In addition, Mr. Vagt provides our Board with a welcome diversity of perspective gained from his service as an executive officer of multiple energy companies, the president of a major charitable foundation, and the president of an independent liberal arts college.

Perry M. Waughtal	Director since December 2014

        Mr. Waughtal was elected director of KMI in December 2014. Mr. Waughtal served as a director of KMR and KMGP until November 2014. He was elected director of KMGP in 2000, and of KMR upon its formation in 2001. Since 1994, Mr. Waughtal has been the Chairman of Songy High Roads, LLC (formerly Songy Partners Limited), an Atlanta, Georgia based real estate investment company. Mr. Waughtal was elected as Chairman of the Board of Highland Resources, LLC, a family-owned real estate investment company, in October 2013. Mr. Waughtal was a director of HealthTronics, Inc. from 2004 to 2009. We believe Mr. Waughtal's 30 years of experience with Hines Interests Limited Partnership, a privately owned, international real estate firm, including as Vice Chairman of development and operations and Chief Financial Officer, and 15 years of experience as Chairman of Songy Partners Limited provide him with planning, management, finance and accounting experience with, and an understanding of, large organizations with capital-intensive projects analogous to the types in which we typically engage.

Summary of Board Committees

        The Board has established standing committees to assist the Board in carrying out its duties, and we describe the Audit Committee, the Compensation Committee, the EHS Committee and the Nominating and Governance Committee, their respective membership during 2017 and their principal responsibilities below. The following directors are currently members of the Audit, Compensation, EHS and/or Nominating and Governance Committees as indicated.

Name	Audit Committee	Compensation Committee	EHS Committee	Nominating and Governance Committee
Mr. Gardner			X	Chair
Mr. Hall			X	X
Mr. Hultquist		X
Mr. Kuehn				X
Ms. Macdonald	X	Chair
Mr. Reichstetter	X
Mr. Sarofim		X		X
Mr. Smith		X
Mr. Staff	Chair	X
Mr. Vagt	X		Chair
Mr. Waughtal	X

Independence of Board Members

        Our Board has affirmatively determined that, based on consideration of all relevant facts and circumstances, each of the following directors has no material relationship with us and is independent, as that term is used in the New York Stock Exchange ("NYSE") Listed Company Manual and as described in our Governance Guidelines: Ms. Macdonald and Messrs. Gardner, Hall, Hultquist, Kuehn, Morgan, Reichstetter, Sarofim, Shaper, Smith, Staff, Vagt and Waughtal. In addition, our Board has determined that each member of our Audit Committee, Compensation Committee and Nominating and Governance Committee is independent for purposes of membership on such committees.

        In making its independence determinations, the Board considered the following relationships among our directors and found that they were not material and, thus, did not impair the affected directors' independence from us: Mr. Morgan is chairman and chief executive officer of Triangle Peak Partners, LP, a registered investment advisor and fund manager which manages investments for clients, including for Messrs. Kinder, Sarofim and Shaper. The amounts invested with Triangle Peak Partners by Messrs. Kinder, Sarofim and Shaper represent, in each case, insignificant percentages of their personal wealth, and the fees earned by Mr. Morgan are immaterial relative to Mr. Morgan's personal wealth. The Board also considered Mr. Vagt's service on the board of directors of EQT Corporation (NYSE:EQT), subsidiaries of which are shippers on our Tennessee Gas Pipeline system and on Natural

Gas Pipeline Company of America. The Board found that his service on EQT's board was not a material relationship with us and, thus, did not impair his independence from us.

Board Leadership Structure and Lead Director

        Richard D. Kinder served as both Chairman of the Board and Chief Executive Officer of Kinder Morgan and its predecessors since his election in 1999. Effective June 1, 2015, Steven J. Kean, then our President and Chief Operating Officer, became our Chief Executive Officer, and Mr. Kinder became Executive Chairman of our Board, thereby separating the offices of Chairman of the Board and Chief Executive Officer. The three-member Office of the Chairman consists of Mr. Kinder, Mr. Kean and our Chief Financial Officer, Kimberly A. Dang. Ms. Dang was appointed to the Board on January 18, 2017.

        We are committed to the highest standards of corporate governance. Our Board has in place the following measures, in addition to the new governance changes discussed above under "—Recent Corporate Governance Changes," to ensure that we maintain these standards:

  •
  Thirteen of our sixteen directors are independent, as described above;

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  Mr. Morgan, one of our independent directors, has been appointed by the Board as lead director. In his role as lead director, Mr. Morgan is responsible for moderating executive sessions of the Board's non-management directors, acting as principal liaison between the non-management directors and the Executive Chairman on matters dealt with in such sessions, and evaluating, along with the other independent directors, the Chief Executive Officer's performance and presenting such evaluation to the Chief Executive Officer;

  •
  Our Audit Committee, Compensation Committee and Nominating and Governance Committee are composed entirely of and chaired by non-management directors who meet the independence requirements of the NYSE and our Governance Guidelines;

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  Four of the five members of our Audit Committee qualify as "audit committee financial experts" as such term is defined in Item 407(d)(5)(ii) of SEC Regulation S-K;

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  The Compensation Committee annually reviews the Chief Executive Officer's performance and compensation;

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  The Nominating and Governance Committee is responsible for succession planning for senior management, including the Chief Executive Officer;

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  Non-management directors meet regularly, without the participation of the company's senior management, to review matters concerning the relationship of the Board with members of the company's management and such other matters as the lead director and participating directors may deem appropriate; and

  •
  Each year, the Nominating and Governance Committee conducts a review and evaluation of the conduct and performance of the Board and its committees based upon completion by each director of an evaluation form, or upon such interviews of directors or other methods as the Nominating and Governance Committee believes appropriate and suitable for eliciting the relevant information.

The Board's Role in Risk Oversight

        The Board has oversight responsibility with regard to assessment of the major risks inherent in our business and measures to address and mitigate such risks. While the Board is ultimately responsible for risk oversight at our company, the committees of the Board assist the Board in fulfilling its oversight responsibilities by considering the risks within their respective areas of expertise. For example, the

Audit Committee assists the Board in fulfilling its oversight responsibilities relating to our financial and accounting risk management policies and procedures. As part of this process, the Audit Committee meets periodically with management to review, discuss and provide oversight with respect to our processes and controls to assess, monitor, manage and mitigate potential significant risk exposures. In providing such oversight, the Audit Committee may also discuss such processes and controls with our internal and independent auditors. The Compensation Committee likewise assists the Board in fulfilling its risk oversight responsibilities with respect to the management of risks associated with compensation program design by reviewing whether there are risks arising from our compensation programs and practices that are reasonably likely to have a material adverse effect on us. The Nominating and Governance Committee assists the Board with oversight of risk management relating to corporate governance, Board organization and Board membership. The EHS Committee assists the Board with oversight of risk management relating to environmental, health and safety matters, including reviewing with management our reputation as a responsible corporate citizen and our efforts to employ sustainable business practices.

Meeting Attendance

        The Board held seven meetings during 2017. Each member of our Board attended at least 75 percent of his or her aggregate board and committee meetings.

Committees of the Board

Audit Committee

        We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), composed of Ms. Macdonald and Messrs. Reichstetter, Staff, Vagt and Waughtal. Mr. Staff is the chair of the Audit Committee, and Messrs. Reichstetter, Staff, Vagt and Waughtal have each been determined by the Board to be an "audit committee financial expert." The Board has determined that all of the members of the Audit Committee are independent as described under the relevant standards. The Audit Committee has a written charter adopted by our Board, which is posted on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations." The Audit Committee met eight times during 2017.

        The Audit Committee's primary purposes are to:

  •
  monitor the integrity of our financial statements, financial reporting processes, systems of internal controls regarding finance, accounting and legal compliance and disclosure controls and procedures;

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  monitor our compliance with legal and regulatory requirements;

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  select, appoint, engage, oversee, retain, evaluate and terminate our external auditors, pre-approve all audit and non-audit services to be provided to us, consistent with all applicable laws, by our external auditors, and establish the fees and other compensation to be paid to our external auditors;

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  monitor and evaluate the qualifications, independence and performance of our external auditors and internal auditing function; and

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  establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by our employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among our external auditors, management, the internal auditing function and our Board.

Audit Matters

        The following sets forth fees billed for audit and other services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2017 and 2016:

	Year Ended December 31,
	2017	2016
Audit fees(a)	$9,306,593	$6,885,650
Tax fees(b)	$347,015	$96,232
All other fees(c)	$198,750	$0

Total	$9,852,358	$6,981,882

(a)
Includes fees for integrated audit of annual financial statements and internal control over financial reporting, reviews of the related quarterly financial statements and reviews of documents filed with the SEC. 2017 and 2016 amounts for audit fees include fees of $5,067,543 and $2,669,850, respectively, for audits of certain GAAP and Federal Energy Regulatory Commission (FERC) stand-alone financial statements.

(b)
Includes fees billed for professional services rendered for tax matters, including Internal Revenue Service assistance, and for general state, local and foreign tax compliance and consulting services.

(c)
For 2017, includes fees associated with foreign language translation services for the company's subsidiary, Kinder Morgan Canada Limited.

        All services rendered by PricewaterhouseCoopers LLP are permissible under applicable laws and regulations, and were pre-approved by our Audit Committee, except that for 2017, 100% of the fees under the caption "All other fees" (approximately 2% of total fees) were approved by the Audit Committee pursuant to the de minimis exception under Rule 2-01(c)(7)(i)(c) of Regulation S-X. The Audit Committee has reviewed the external auditors' fees for audit and non-audit services for the year ended December 31, 2017. The Audit Committee has also considered whether such non-audit services are compatible with maintaining the external auditors' independence and has concluded that they are compatible at this time.

        Furthermore, the Audit Committee is responsible for reviewing the external auditors' proposed audit scope and approach as well as the performance of the external auditors. It also has direct responsibility for and sole authority to resolve any disagreements between our management and our external auditors regarding financial reporting, regularly reviews with the external auditors any problems or difficulties the auditors encountered in the course of their audit work, and, at least annually, uses its reasonable efforts to obtain and review a report from the external auditors addressing the following (among other items): (i) the auditors' internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors; (iii) the independence of the external auditors; and (iv) the aggregate fees billed by our external auditors for each of the previous two fiscal years.

Report of Audit Committee

        The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2017. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as modified or supplemented. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company

Accounting Oversight Board regarding the communications of PricewaterhouseCoopers LLP with the Audit Committee, and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

        Based on the review and discussions described in the prior paragraph, the Audit Committee recommended to our Board that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

        This report is respectfully submitted by the Audit Committee of the Board.

Audit Committee
Deborah A. Macdonald
Arthur C. Reichstetter
Joel V. Staff
Robert F. Vagt
Perry M. Waughtal

Compensation Committee

        Our Board's Compensation Committee is currently composed of five directors, each of whom our Board has determined to be independent under the relevant standards. The Compensation Committee has a written charter adopted by our Board which is posted on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations." The Compensation Committee met two times during 2017.

        The Compensation Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities. The Board desires to provide a compensation program for officers and key management personnel pursuant to which they are effectively compensated in terms of salaries, supplemental compensation and other benefits on a basis that is internally equitable and externally competitive. Therefore, the committee's primary purposes are to:

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  review and recommend to our Board, or determine, as the case may be, the annual salary, bonus, stock awards and other benefits, direct and indirect, to be received by our Chief Executive Officer and other elected members of senior management;

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  review new executive compensation programs;

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  assess and monitor our director compensation programs;

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  review, on a periodic basis, the operation of our director and executive compensation programs to determine whether they are properly coordinated and are achieving their intended purpose;

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  take steps to modify any executive compensation program that yields payments and benefits that are not reasonably related to executive and institutional performance or are not competitive in the aggregate to programs of peer businesses;

  •
  produce an annual report on executive compensation for inclusion in our proxy statement or annual report on Form 10-K, if required by the applicable rules and regulations of the SEC; and

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  periodically review and assess our compensation and benefits for employees generally.

        Please refer to "Compensation Discussion and Analysis—Elements of Compensation" below for a discussion of the Compensation Committee's procedures and processes for making executive officer and non-employee director compensation determinations. Per its charter, the Compensation Committee has no authority to delegate the responsibilities specified in its charter.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee is composed of Ms. Macdonald and Messrs. Hultquist, Sarofim, Smith and Staff, with Ms. Macdonald serving as chair of the committee. From 1999 to 2003, Ms. Macdonald was an executive officer of the company. During 2017, none of our executive officers served on the board of directors of another entity which employed any of the members of our Board.

Report of Compensation Committee

        The Compensation Committee has discussed and reviewed with management the Compensation Discussion and Analysis for the year ended December 31, 2017 set forth below under "Executive Compensation." Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the proxy statement for the annual meeting.

        This report is respectfully submitted by the Compensation Committee of the Board.

Compensation Committee
Gary L. Hultquist
Deborah A. Macdonald
Fayez Sarofim
William A. Smith
Joel V. Staff

EHS Committee

        The EHS Committee is composed of Messrs. Gardner, Hall and Vagt, with Mr. Vagt serving as the chair of the committee. The EHS Committee has a written charter adopted by our Board, which is posted on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations." The EHS Committee met two times in 2017.

        The EHS Committee assists the Board in overseeing management's establishment and administration of our company's EHS policies, programs, procedures and initiatives, including those that promote the safety and health of our employees, contractors, customers, the public and the environment. The committee also periodically reviews with management our company's reputation as a responsible corporate citizen and our efforts to employ sustainable business practices consistent with our company's business purpose and values.

Nominating and Governance Committee

        Our Nominating and Governance Committee is composed of Messrs. Gardner, Hall, Kuehn and Sarofim, with Mr. Gardner serving as the chair of the committee. Our Board has determined that each of the committee members is independent under the relevant standards. The Nominating and Governance Committee has a written charter adopted by our Board, which is posted on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations." The Nominating and Governance Committee met four times in 2017.

        The Nominating and Governance Committee's primary purposes are to:

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  make recommendations regarding the size of our Board, to the extent the size of the Board may be changed in accordance with the company's bylaws;

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  identify individuals qualified to become members of our Board, and recommend director nominees to our Board for election at our annual meeting of stockholders;

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  identify from among the members of our Board and report to our Board on individuals recommended to serve as members of the various committees of our Board;

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  annually reevaluate our Governance Guidelines and recommend to our Board any changes that the Nominating and Governance Committee deems necessary or appropriate; and

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  periodically evaluate our Board's and committees' performances.

Board Qualifications, Diversity and Core Competencies

        Our Governance Guidelines require that our Board reflect the following characteristics:

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  each director should be:

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  a person of integrity who is dedicated, industrious, honest, candid, fair and discreet;

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  knowledgeable, or willing to become so quickly, in the critical aspects of the company's business and operations; and

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  experienced and skillful in serving as a member of, overseer of, or trusted advisor to, the senior management or board of at least one substantial corporation, charity, institution or other enterprise;

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  a majority of the directors are to meet the standards of independence as prescribed in our Governance Guidelines and the NYSE rules; and

  •
  our Board should encompass a range of talents, skills and expertise sufficient to provide sound and prudent guidance with respect to the full scope of our operations and interests.

        In its evaluation of possible candidates for service on our Board, the Nominating and Governance Committee considers the characteristics outlined above in addition to (i) a candidate's experience, knowledge, skills, integrity, independence (as described in our Governance Guidelines), expertise, commitment to our core values, relationship with us, ownership of our equity securities, service on other boards, willingness to commit the required time and ability to work as part of a team, (ii) the current mix of viewpoints, backgrounds, skills, experience and expertise on our Board and (iii) the results of our Board's annual self-evaluation.

        Our Board believes that diversity, including race, gender, culture, skills, experience, thought and geography, is an important attribute of a well-functioning board. As such, the Nominating and Governance Committee is responsible for advising our Board on matters of diversity and for recommending, as necessary, measures contributing to a board that, as a whole, reflects a range of viewpoints, backgrounds, skills, experience and expertise. Our Board believes that it should be comprised of directors with experience in a mix of core competencies that contribute to a well-functioning board that effectively oversees our strategy and management, including:

Industry/Operational Experience	Directors with senior leadership experience in the energy storage and transportation industry add valuable perspective on operational matters, assessment of business opportunities and other issues specific to the company's business.
CEO or Senior Officer Experience

Directors who have served as a CEO or another "C-Level" executive of a publicly traded entity or large private company, or who have overseen a substantial business segment of a company, have developed judgment, perspective and independence of thought that is important to the Board's strategic decision making process.

Service on Other Public Company Boards

Directors who currently serve or have served on the boards of other publicly traded entities or large private companies provide experience and perspective to our Board regarding best practices in governance and the function of the Board.

Accounting and Financial Reporting Expertise

Directors with an understanding of accounting and financial reporting matters lead our Audit Committee, and provide perspective with respect to assessing our financial performance and monitoring the integrity of our financial reporting process.

Corporate Finance Expertise

Directors with experience in corporate finance assist in evaluating our capital structure and advise on capital markets transactions and other financing related strategies for generating value for our stakeholders.

Capital Allocation Expertise

The company's ability to generate value for stakeholders also depends on its ability to strategically and responsibly allocate capital, including on expansion projects, acquisitions and divestitures. Accordingly, directors with experience in such capital allocation activities provide valuable insight in the Board's decision making.

Regulatory and Environmental, Health and Safety Expertise

Portions of our businesses are heavily regulated, and operating our business in compliance with applicable laws and with a view toward the preservation of the environment is critical. Directors with experience in regulatory, environmental, health and safety matters assist in ensuring that we operate in accordance with best practices regarding regulatory and environmental matters and that the environment and safety are properly weighed in Board decision making.

Legal Expertise

The transactions in which the company engages and the ordinary operation of its business frequently involve complex legal considerations. Directors with a legal background supplement the skills of our General Counsel's staff and provide valuable insight in assessing legal risk.

Ethnic, Gender or other Diversity	Directors whose race, ethnicity and gender may be underrepresented on corporate boards bring an important diversity of perspective to the Board.

Director Skills Matrix

Name	Industry/ Operational Experience	CEO or C-Level Executive	Other Public Company Boards	Accounting and Financial Reporting Expertise	Corporate Finance Expertise	Capital Allocation Expertise	Regulatory and EHS Expertise	Legal Expertise	Ethnic, Gender or other Diversity
Mr. Kinder	X	X	X		X	X	X	X
Mr. Kean	X	X	X		X	X	X	X
Ms. Dang	X	X		X	X	X			X
Mr. Gardner			X		X	X
Mr. Hall			X					X	X
Mr. Hultquist			X	X	X	X		X
Mr. Kuehn	X	X	X		X	X		X
Ms. Macdonald	X	X					X	X	X
Mr. Morgan	X	X	X	X	X	X
Mr. Reichstetter			X	X	X	X
Mr. Sarofim		X	X		X	X			X
Mr. Shaper	X	X	X	X	X	X
Mr. Smith	X	X	X		X	X		X
Mr. Staff	X	X	X	X	X	X
Mr. Vagt	X	X	X	X			X
Mr. Waughtal		X	X	X	X	X

Identifying and Evaluating Nominees for Directors

        The Nominating and Governance Committee seeks, screens and identifies individuals qualified to become Board members. Candidates for director may also come to the attention of the Nominating and Governance Committee through other Board members, professional search firms, stockholders or other persons. The Nominating and Governance Committee evaluates and recommends to our Board nominees for election as directors at each annual meeting of our stockholders and persons to fill vacancies in the Board that occur between annual meetings of our stockholders. In carrying out its responsibilities, the Nominating and Governance Committee evaluates the skills and attributes desired of prospective directors and, when appropriate, conducts searches for qualified candidates; selects prospective candidates to interview and ascertains whether they meet the qualifications for director described above and as otherwise set forth in the Governance Guidelines; recommends approval by the entire Board of each selected nominee for election as a director; and approves extending an invitation to join our Board if the invitation is proposed to be extended by any person other than the Chair of the Nominating and Governance Committee.

        The Nominating and Governance Committee will consider director candidates recommended by stockholders. Stockholders may communicate recommendations for director candidates to the chair of the Nominating and Governance Committee by following the procedures described under "Additional Information—Stockholder Proposals and Director Nominations for Our 2019 Annual Meeting." In addition, the stockholder should provide such other information as such stockholder may deem relevant for the Nominating and Governance Committee's evaluation.

        The chair of the Nominating and Governance Committee has discretion to determine whether the recommendation should be brought to the attention of the full Board and whether any response to the person sending the communication is appropriate. Any such response will be made through our investor relations department and only in accordance with our policies and procedures and applicable law and regulations relating to the disclosure of information. Our corporate secretary will retain copies of all recommendations received pursuant to these procedures for a period of at least one year. The

Nominating and Governance Committee of the Board will review the effectiveness of these procedures from time to time and, if appropriate, make changes.

Material Legal Proceedings

        There are no material legal proceedings to which any director, officer or affiliate of ours, or any record or beneficial owner of more than five percent of our common stock is a party adverse to us or any subsidiary of ours or has an interest adverse to us or any subsidiary of ours.

Contributions to Charitable Organizations

        In none of the last three fiscal years have we made payments to or received payments from any tax-exempt organization of which any of our independent directors is an employee, or an immediate family member of such director is an executive officer, that exceeded the greater of $1 million or two percent of such tax-exempt organization's consolidated gross revenue.

Annual Meeting Attendance

        Although we have no formal policy with respect to our directors' attendance at annual meetings of stockholders, we invite them to attend. Four of our directors attended the 2017 annual meeting.

Stockholder Communications with Our Board

        Interested parties may contact our lead director, Mr. Morgan, the chairpersons of any of the Board's committees, the independent directors as a group or the full Board by mail to Kinder Morgan, Inc., 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, Attention: Corporate Secretary, or by e-mail to our investor relations department within the "Contact Us" section of our Internet website at www.kindermorgan.com. Any communication should specify the intended recipient.

        All communications received in accordance with these procedures will be reviewed initially by our investor relations department. Our investor relations department will relay all such communications to the appropriate director or directors unless our investor relations department determines that the communication:

  •
  does not relate to our business or affairs or the functioning or Governance Guidelines of our Board or the functioning or charter of any of its committees;

  •
  relates to routine or insignificant matters that do not warrant the attention of our Board;

  •
  is an advertisement or other commercial solicitation or communication;

  •
  is frivolous or offensive; or

  •
  is otherwise not appropriate for delivery to directors.

        The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through our investor relations department and only in accordance with our policies and procedures and applicable law and regulations relating to the disclosure of information. We will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Nominating and Governance Committee will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Additional Corporate Governance Information

        We make available free of charge, on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations," the Governance Guidelines, the charters of the Audit Committee, Compensation Committee, Environmental, Health and Safety (EHS) Committee and Nominating and Governance Committee, and our Code of Business Conduct and Ethics (which applies to senior financial and accounting officers and the chief executive officer, among others). We intend to disclose any amendments to our Code of Business Conduct and Ethics and any waiver from a provision of that code granted to our executive officers or directors, in each case that would otherwise be disclosed on Form 8-K, on our website within four business days following such amendment or waiver. The information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this or any other report that we file with or furnish to the SEC.

No Incorporation by Reference

        The Report of the Audit Committee, the Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent we specifically incorporate either such report or the performance graph by reference therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Approval Policy

        Our written policy is that (i) employees must obtain authorization from the appropriate business unit president of the relevant company or head of corporate function and (ii) directors, business unit presidents, executive officers and heads of corporate functions must obtain authorization from the non-interested members of the Audit Committee, for any business relationship or proposed business transaction in which they or an immediate family member has a direct or indirect interest, or from which they or an immediate family member may derive a personal benefit (a "related party transaction"), prior to any such transaction being entered into or consummated. Any related party transactions that would bring the total value of such transactions to greater than $250,000 in any calendar year also must be approved by the Office of the Chairman. Any related party transactions that would bring the total value of such transactions to greater than $1 million in a calendar year must be referred to the Audit Committee for approval or to determine the procedure for approval. Without weighting any factors, and recognizing that one individual may give more weight to one factor than another individual, we expect that the Audit Committee would consider, among other things, the nature, size and terms of the transaction, the extent of the interest of the related party in the proposed transaction and the existing relationship of the parties to the proposed transaction.

Shareholders Agreement

        In 2011, in connection with our initial public offering, we entered into a shareholders agreement with a group of shareholders referred to as the "Investors." The Investors consisted of (i) Richard D. Kinder, our Executive Chairman; (ii) investment funds advised by or affiliated with entities that participated in our 2007 going private transaction (referred to as the "Sponsor Investors"); and (iii) Fayez Sarofim, one of our directors, and investment entities affiliated with him, an investment entity affiliated with Michael C. Morgan, another of our directors, and William V. Morgan, one of our founders, and a number of other members of our management. However, of the Sponsor Investors, only the funds affiliated with Highstar Capital, LP (collectively referred to as "Highstar") are still parties to the shareholders agreement. As a result, certain provisions in the shareholders agreement no longer apply and are not described below. For example, Mr. Kinder and the Sponsor Investors previously had rights under the shareholders agreement to appoint some of the nominees for our Board and to have their nominees serve on certain committees of the Board, but these rights have terminated.

Registration Rights

        The shareholders agreement contains registration rights provisions pursuant to which we may be required to register the sale of shares of common stock owned by Highstar and Mr. Kinder that were issued upon the conversion of their Class A shares and Class B shares, as applicable. Under the registration rights provisions, Highstar and Mr. Kinder will each have the right to require that we register resales of such shares of common stock having an aggregate value of at least $200 million, or such lesser amount that represents all of such holder's remaining shares. We will not be obligated to effect such a demand registration at any time that a shelf registration statement is effective, or if, in our good faith reasonable judgment, it is not feasible for us to proceed because of the unavailability of required financial statements, or during a blackout period. A blackout period, for this purpose, is any of (i) a regular quarterly blackout period when our directors and executive officers are not permitted to trade or (ii) a 30-day period (which we may not invoke more than twice in any 12 month period) if the registration would cause the disclosure of specified types of non-public information. The registration rights provisions contain holdback provisions for us and certain holders of shares in the event of an underwritten offering of common stock having an aggregate value of at least $500 million.

        We also have agreed not to effect any merger, amalgamation, consolidation, business combination or change of control or reorganization event or similar transaction or series of transactions in which we are not the surviving entity (other than solely for cash consideration) unless the surviving entity assumes these registration obligations.

        We have agreed to indemnify and hold harmless each selling shareholder for whom we file a registration statement and such selling shareholder's affiliates and their respective officers, directors, managers, partners, agents and control persons against any losses relating to violations of applicable securities law by us in connection with such registration or offering (except to the extent such violations were caused by such selling shareholder) or untrue statement of a material fact contained in such registration statement, prospectus or preliminary prospectus or free writing prospectus or any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Other Provisions

        The shareholders agreement will terminate when none of the shareholder parties thereto hold any shares of common stock. Amendments to the shareholders agreement must be signed by us, if the amendment modifies our rights or obligations, and by specified shareholders party thereto if they own specified amounts of our capital stock or if the amendment would modify their rights or obligations adversely and differently from other holders of the same class or classes of capital stock.

Other Transactions

        Pursuant to our certificate of incorporation and bylaws, we have agreed to indemnify each of our current and former directors and officers, and may additionally indemnify any of our employees, agents or other persons, to the fullest extent permitted by law against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by our directors or officers or those other persons. We have agreed to provide this indemnification for civil, criminal, administrative, arbitrative or investigative proceedings to the fullest extent permitted under the General Corporation Law of the State of Delaware. Thus, our directors and officers could be indemnified for their negligent acts if they met the requirements set forth above. We also are expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not we would have the power to indemnify such persons against such liability.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following tables set forth, as of the close of business on March 9, 2018, information known to us regarding the beneficial ownership of:

  •
  Our common stock by:

  •
  each of our directors, each of our named executive officers identified in "Executive Compensation" and all of our directors and executive officers as a group, and

  •
  each person known by us to own beneficially more than 5% of our common stock; and

  •
  Each class of equity securities of KML by each of our directors, each of our named executive officers and all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. Based on information provided to us, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares indicated. Except as otherwise indicated, the address for each of the following is c/o Kinder Morgan, Inc., 1001 Louisiana Street, Suite 1000, Houston, Texas 77002.

Amount and Nature of Beneficial Ownership of Our Common Stock

        The following table sets forth, as of March 9, 2018, the number of shares of common stock of which the individuals and entities had beneficial ownership. As of March 9, 2018, there were 2,206,071,334 shares of common stock outstanding.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares	% of Class(a)
Richard D. Kinder(b)	246,476,293	11.17
Steven J. Kean(c)	7,763,751	*
Kimberly A. Dang(d)	2,340,985	*
Ted A. Gardner(e)	496,019	*
Anthony W. Hall, Jr.	47,260	*
Gary L. Hultquist	1,113	*
Ronald L. Kuehn, Jr.(f)	146,006	*
Deborah A. Macdonald(g)	22,018	*
Michael C. Morgan(h)	4,384,518	*
Arthur C. Reichstetter	107,507	*
Fayez Sarofim(i)	38,397,902	1.74
C. Park Shaper(j)	9,561,157	*
William A. Smith(k)	28,612	*
Joel V. Staff(l)	73,765	*
Robert F. Vagt	31,829	*
Perry M. Waughtal(m)	356,636	*
Thomas A. Martin(n)	1,147,018	*
Dax A. Sanders(o)	278,471	*
Lisa M. Shorb(p)	248,671	*
Directors and executive officers as a group (25 persons)(q)	312,410,002	14.16
The Vanguard Group(r)	142,659,938	6.47
BlackRock, Inc.(s)	122,370,753	5.55

*
Represents ownership of less than 1%.

(a)
Based on 2,206,071,334 shares of common stock outstanding as of March 9, 2018.

(b)
Includes 61,479 shares owned by Mr. Kinder's wife. Mr. Kinder disclaims any and all beneficial or pecuniary interest in the shares owned by his wife. Also includes 11,072,258 shares held by a limited partnership of which Mr. Kinder controls the voting and disposition power. Mr. Kinder disclaims 99% of any beneficial and pecuniary interest in these shares. Also includes 630,203 shares into which 408,163 depositary shares, each representing 1/20th of a share of our 9.75% Series A Mandatory Convertible Preferred Stock, are convertible.

(c)
Includes 754,717 restricted shares subject to forfeiture until July 16, 2019. Includes 230,000 shares held by a limited partnership of which Mr. Kean is the sole general partner and two trusts (for which Mr. Kean serves as the sole trustee and of which family members of Mr. Kean are sole beneficiaries) each own a 49.5% limited partner interest. Mr. Kean disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his pecuniary interest therein. Also includes 211,100 shares owned by a charitable foundation of which Mr. Kean is a member of the board of directors and shares voting and investment power. Mr. Kean disclaims any beneficial ownership in these 211,100 shares. Also includes 7,877 shares into which 5,102 depositary shares, each representing 1/20th of a share of our 9.75% Series A Mandatory Convertible Preferred Stock, are convertible.

(d)
Includes 226,416 restricted shares subject to forfeiture until July 16, 2019. Includes 2,026,048 shares held by a limited partnership of which Ms. Dang controls the voting and disposition power. Ms. Dang disclaims 10% of any beneficial and pecuniary interest in these shares. Excludes 45,579 and 76,924 restricted stock units subject to forfeiture and voting restrictions that lapse on July 16, 2019 and July 31, 2020, respectively.

(e)
Includes 196,910 shares held by a family limited liability company. Mr. Gardner disclaims 99% of any beneficial ownership of such shares.

(f)
Includes 25,717 shares held by Mr. Kuehn's spouse. Mr. Kuehn disclaims any and all beneficial or pecuniary interest in the shares owned by his spouse.

(g)
Includes 5,160 restricted shares subject to forfeiture until July 16, 2018. Also includes 4,632 shares into which 3,000 depositary shares, each representing 1/20th of a share of our 9.75% Series A Mandatory Convertible Preferred Stock, are convertible.

(h)
Includes 3,800,000 shares owned by Portcullis Partners, LP, a private investment partnership. Mr. Morgan is President of Portcullis Partners, LP and has sole voting and dispositive power with respect to such shares. Also includes 565,148 shares owned by trusts for which Mr. Morgan has voting and dispositive power. Also includes 19,370 shares held by Portcullis Investments, LP, a private investment partnership for which Mr. Morgan has sole voting and dispositive power. An aggregate of 1,000,000 shares held by Portcullis Partners, LP are held in either a margin account or an account that serves as collateral for a line of credit.

(i)
Includes 10,320 restricted shares subject to forfeiture until July 16, 2018. Includes 9,116,182 shares held in entities indirectly controlled by Mr. Sarofim over which Mr. Sarofim or entities controlled by him have shared voting and/or dispositive power. Includes 106,343 shares held by Mr. Sarofim's spouse. Mr. Sarofim disclaims any and all beneficial or pecuniary interest in the shares owned by his spouse. Also includes 13,800 shares held by trusts of which Mr. Sarofim is the sole trustee, but in which he has no pecuniary interest.

(j)
Includes 457,784 shares held by a limited partnership of which Mr. Shaper controls the voting and disposition power. Mr. Shaper disclaims 98% of any beneficial and pecuniary interest in these shares. Also includes 7,500,000 shares held by a limited liability company with respect to which Mr. Shaper controls the voting and disposition power.

(k)
Includes 14,025 shares held by Mr. Smith's spouse. Mr. Smith disclaims any and all beneficial or pecuniary interest in the shares held by his spouse.

(l)
Includes 10,320 restricted shares subject to forfeiture until July 16, 2018.

(m)
Includes 59,593 shares held by a family limited partnership, the general partner of which is owned 50% by Mr. Waughtal and 50% by his spouse. Mr. Waughtal disclaims 99.5% of any beneficial and pecuniary interest in the shares held by the family limited partnership.

(n)
Includes 226,416 restricted shares subject to forfeiture until July 16, 2019. Includes 148,950 shares held by a trust for the benefit of family members of Mr. Martin with respect to which Mr. Martin shares voting and disposition power. Mr. Martin disclaims any beneficial ownership in these shares. Excludes 34,185 and 61,539 restricted stock units subject to forfeiture and voting restrictions that lapse on July 31, 2019 and July 31, 2020, respectively.

(o)
Includes 62,894 restricted shares subject to forfeiture until July 16, 2018. Also includes 944 shares into which 612 depositary shares, each representing 1/20th of a share of our 9.75% Series A Mandatory Convertible Preferred Stock, are convertible. Excludes 43,300 and 61,539 restricted stock units subject to forfeiture and voting restrictions that lapse on July 31, 2019 and July 31, 2020, respectively. Includes 2,000 shares owned by Mr. Sanders's spouse. Also includes 1,600 shares held in accounts owned by Mr. Sanders's parent, over which he has a limited power of attorney or is a joint tenant with right of survivorship. Mr. Sanders disclaims beneficial ownership of the securities held in his parent's accounts. 131,903 shares, together with the 612 depositary shares described in this paragraph, are pledged by Mr. Sanders as collateral for a line of credit that is undrawn as of the date of this report.

(p)
Includes 70,423 shares subject to forfeiture restrictions that lapse on January 14, 2019. Includes 174,019 shares held in a trust for the benefit of Ms. Shorb and her spouse with respect to which Ms. Shorb shares voting and disposition power. Ms. Shorb disclaims beneficial ownership of the shares held by this trust except to the extent of her pecuniary interest therein. Excludes 33,045 and 128,206 restricted stock units subject to forfeiture and voting restrictions that lapse on July 31, 2019 and July 31, 2020, respectively.

(q)
See notes (b) through (p). Includes 104,150 shares held by executive officers other than the named executive officers in margin accounts or otherwise pledged as collateral for loans. Includes an aggregate of 150,944 restricted shares held by executive officers other than the named executive officers that are subject to forfeiture until March 2019. Excludes an aggregate of 392,744 restricted stock units and 32,080 phantom restricted stock units held by executive officers other than the named executive officers, which restricted stock units and phantom restricted stock units are subject to forfeiture and voting restrictions that lapse at various times from July 2018 through July 2020. Also includes 1,761 shares held indirectly, in respect of which shares the executive officers disclaim all or a portion of any beneficial or pecuniary interest.

(r)
Based on a Schedule 13G/A filed with the SEC by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, on February 9, 2018, reflecting beneficial ownership as of December 31, 2017, The Vanguard Group has sole voting power as to 3,008,081 shares of common stock, shared voting power as to 959,827 shares of common stock, sole dispositive power as to 139,049,925 shares of common stock and shared dispositive power as to 3,610,013 shares of common stock.

(s)
Based on a Schedule 13G/A filed with the SEC by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, on February 8, 2018, reflecting beneficial ownership as of December 31, 2017, BlackRock, Inc. has sole voting power as to 106,585,296 shares of common stock and sole dispositive power as to 122,370,753 shares of common stock.

 Amount and Nature of Beneficial Ownership of
KML Voting Shares

        103,661,302 restricted voting shares and 243,455,654 special voting shares of KML were outstanding as of March 9, 2018. As of March 9, 2018, none of our directors or executive officers had beneficial ownership of any restricted voting shares or special voting shares of KML, however, Mr. Anderson holds 93,809 restricted share units of KML, which were awarded under the Kinder Morgan Canada Limited Long-Term Incentive Plan and are subject to forfeiture and voting restrictions that lapse on the earlier of July 25, 2020 and the three-month anniversary of the in-service date of the Trans Mountain Expansion Project.

Equity Compensation Plan Information

        The following table sets forth information regarding our current equity compensation plans as of December 31, 2017. Specifically, the table provides information regarding our common stock issuable under the 2015 Amended and Restated Stock Incentive Plan described under "Executive Compensation" and the Amended and Restated Stock Compensation Plan for Non-Employee Directors described under "Director Compensation."

Plan Category	Number of shares remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	18,388,027
Equity compensation plans not approved by security holders	—

Total	18,388,027

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16 of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2017.

EXECUTIVE OFFICERS

        Set forth below is information concerning (i) our executive officers as of the date of this proxy statement and (ii) Lisa M. Shorb, who ceased to be an executive officer on January 29, 2018 but is included below because she was a named executive officer for 2017. All of our officers serve at the discretion of our Board.

        Several of our directors and executive officers previously served as directors and/or officers of one or more of KMI's predecessors. Several of our directors and executive officers also served as directors and/or officers of El Paso Pipeline GP Company, L.L.C., the general partner of EPB, KMGP, the general partner of KMP, and/or KMR. On November 26, 2014, we acquired all of the outstanding common units of EPB and KMP, and all of the outstanding common shares of KMR, that we and our subsidiaries did not already own.

Name	Age	Position
Richard D. Kinder	73	Director, Executive Chairman
Steven J. Kean	56	Director, President and Chief Executive Officer
Kimberly A. Dang	48	Director, Vice President and Chief Financial Officer
Ian D. Anderson	60	Vice President (President, Kinder Morgan Canada)
Jesse Arenivas	44	Vice President (President, CO2)
James E. Holland	55	Vice President (President, Products Pipelines)
Thomas A. Martin	56	Vice President (President, Natural Gas Pipelines)
Denise R. Mathews	62	Vice President, Human Resources, Information Technology and Administration
J. Curtis Moffatt	67	Vice President and General Counsel
Dax A. Sanders	43	Vice President, Corporate Development
John W. Schlosser	55	Vice President (President, Terminals)
Lisa M. Shorb	59	Former Vice President, Human Resources, Information Technology and Administration

        For biographical information concerning Messrs. Kinder and Kean and Ms. Dang, please see "Corporate Governance—The Board of Directors" beginning on page 8 of this proxy statement.

        Ian D. Anderson was elected Vice President (President, Kinder Morgan Canada) of KMI in December 2014. Mr. Anderson has served as President of Kinder Morgan Canada Inc. since 2005 and as President of KML since its initial public offering in May 2017. Mr. Anderson has been with KMI and its Canadian predecessor companies for more than 38 years, including Terasen, Inc., where he served as Vice President, Finance and Corporate Controller and Vice President, Finance and Corporate Services and in various other leadership roles. Mr. Anderson is a Certified Management Accountant and a graduate of the University of Michigan Executive Program.

        Jesse Arenivas was elected Vice President (President, CO2) of KMI in December 2014. Mr. Arenivas joined Kinder Morgan in 2003 and has served in various financial, accounting, and business development roles, including Vice President of Finance and Accounting for our CO2 business segment. Mr. Arenivas holds a Bachelor of Business Administration in Finance from the University of Texas, Permian Basin and is a Certified Public Accountant in the State of Texas.

        James E. Holland was elected Vice President (President, Products Pipelines) of KMI in July 2017. He served as Vice President of technical services for Kinder Morgan's Products Pipelines group from 2012 to July 2017. Mr. Holland joined Kinder Morgan over 25 years ago and, prior to 2012, held various operations and engineering positions in Kinder Morgan's Products Pipelines group. Mr. Holland holds bachelor's degrees in chemistry and biology from New Mexico State University.

        Thomas A. Martin is Vice President (President, Natural Gas Pipelines) of KMI and has served in his current role since 2012. Mr. Martin has served as Vice President (President, Natural Gas Pipelines) of KMGP since November 2009. Mr. Martin served as Vice President (President, Natural Gas Pipelines) of KMR from November 2009 until November 2014. He also served as a director and as Vice President (President, Natural Gas Pipelines) of the general partner of EPB from May 2012 until November 2014. Mr. Martin served as President, Texas Intrastate Pipeline Group from May 2005 until November 2009 and has served in various management roles for the Kinder Morgan companies since 2003. Mr. Martin received a Bachelor of Business Administration degree from Texas A&M University.

        Denise R. Mathews is Vice President, Human Resources, IT and Administration of KMI and was elected to her current role in January 2018. Ms. Mathews served as Vice President, Human Resources of KMI from May 2012 until January 2018. Ms. Mathews has served in various human resources roles for KMI and its predecessor companies since 1979, including as Vice President, Human Resources for El Paso Corporation from 2008 until its acquisition by KMI in 2012. Ms. Mathews holds a Bachelor of Science degree in Business Administration and a Bachelor of Arts degree in French from Birmingham Southern College.

        J. Curtis Moffatt is Vice President and General Counsel of KMI and has served in his current position since August 2017. Mr. Moffatt joined Kinder Morgan in 2014 and served as Deputy General Counsel for the Natural Gas Pipelines business segment from 2014 to August 2017. Prior to joining Kinder Morgan, Mr. Moffatt was a partner at the Washington, D.C. based law firm Van Ness Feldman and represented energy clients, including the Kinder Morgan transmission companies, as outside counsel before state and federal regulatory commissions, courts and legislative bodies for almost four decades. Mr. Moffatt began his career in 1977 as a legal advisor to the chairman of the Federal Energy Regulatory Commission. Mr. Moffatt received a Juris Doctor degree from the University of North Carolina at Chapel Hill and a bachelor's degree from Duke University.

        Dax A. Sanders is Vice President, Corporate Development of KMI and has served in his current role since March 2013. He has also served as a director and Chief Financial Officer of KML, which completed its initial public offering in May 2017, since April 2017. Mr. Sanders served as Vice President, Corporate Development of KMR from March 2013 until November 2014 and of the general partner of EPB from March 2013 until January 2015. From 2009 until March 2013, he was a Vice President within Kinder Morgan's Corporate Development group. From 2006 until 2009, Mr. Sanders was Vice President of Finance for Kinder Morgan Canada. Mr. Sanders joined Kinder Morgan in 2000, and from 2000 to 2006 served in various finance and business development roles within the Corporate Development, Investor Relations, Natural Gas Pipelines and Products Pipelines groups, with the exception of a two-year period while he attended business school. Mr. Sanders holds a master's degree in business administration from the Harvard Business School and a master's and a bachelor's degree in accounting from Texas A&M University. He is also a Certified Public Accountant in the State of Texas.

        John W. Schlosser was elected Vice President (President, Terminals) of KMI in December 2014. Mr. Schlosser has served as Vice President (President, Terminals) of KMGP since March 2013. He has also served as President, Terminals of KML since its initial public offering in May 2017. Mr. Schlosser served as Vice President (President, Terminals) of KMR from March 2013 until November 2014. Mr. Schlosser was named Senior Vice President and Chief Commercial Officer of Kinder Morgan's Terminals group in 2010. He previously served as Vice President of Sales and Business Development for Kinder Morgan's Terminals group since he joined Kinder Morgan in 2001 in connection with Kinder Morgan's purchase of the U.S. pipeline and terminal assets of the GATX Corporation, where he served as Vice President of Sales. Mr. Schlosser has more than 30 years of experience in commodity transportation and logistics, business development and sales, sales management and operations. Mr. Schlosser holds a Bachelor of Science degree from Miami University, Oxford, Ohio.

        Lisa M. Shorb served as Vice President, Human Resources, IT and Administration of KMI from January 2014 until January 2018, when she was elected to serve as Chief Administration Officer of KML. Ms. Shorb served as Vice President of Procurement and Administration for the Kinder Morgan companies from June 2002 until January 2014. Ms. Shorb joined Kinder Morgan and predecessor companies over 30 years ago and prior to 2002 served in various roles in the commercial and gas measurement areas. Ms. Shorb received a Master of Science degree in Geology from Duke University and a Bachelor of Science degree in Geology from the University of Dayton.

EXECUTIVE COMPENSATION

Overview

        The following Compensation Discussion and Analysis describes the compensation of our executive officers, with a focus on the compensation of Mr. Kean, our Chief Executive Officer, Ms. Dang, our Chief Financial Officer, and Messrs. Martin and Sanders and Ms. Shorb, our three most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer) serving at fiscal year-end 2017, whom we refer to collectively as our "named executive officers."

Compensation Discussion and Analysis

Program Objectives

        We seek to attract and retain executives who will help us achieve our primary business strategy objective of growing the value of our portfolio of businesses for the benefit of our stockholders. To help accomplish this goal, we have designed an executive compensation program that rewards individuals with competitive compensation that consists of a mix of cash, long-term compensation and other benefits, with a majority of such compensation consisting of at-risk elements of an annual cash bonus and long-term incentive compensation.

        We believe that an effective executive compensation program should link total compensation to our financial performance and to the attainment of our short-term and long-term strategic, operational, and financial objectives. We believe operational objectives should take into account adherence to and promotion of our Code of Business Conduct and Ethics and our Environmental, Health and Safety policies. We also believe it should provide competitive total compensation opportunities at a reasonable cost. In designing our executive compensation program, we believe that our executives should have a much greater portion of their overall compensation at risk and linked to long-term shareholder value than do our other employees. Consequently, we believe we have established the at-risk and long-term incentive portions of our executives' total compensation at levels that recognize their much increased level of responsibility and their ability to influence business results.

        In addition, we believe that the compensation of our executive officers should be directly and materially tied to our financial performance and should be aligned with the interests of our stockholders. Therefore, the majority of compensation to our named executive officers (except for Mr. Kean, as discussed below) is allocated to the at-risk portion of our compensation program—namely, a possible annual cash bonus (reflected in the Summary Compensation Table below as Non-Equity Incentive Plan Compensation) and long-term incentive restricted stock awards in the form of either restricted stock or restricted stock units.

        In 2012, our Board determined to hold an advisory vote on the compensation of our named executive officers every three years. At our 2015 annual meeting, our stockholders overwhelmingly voted to approve (with an almost 98% approval rate), on an advisory basis, the compensation of our then-named executive officers. We believe that this high level of support affirmed our compensation policies and practices. Both an advisory vote on executive compensation and an advisory vote on the frequency of holding an advisory vote on executive compensation are on the agenda for the 2018 annual meeting.

        Currently, our compensation is determined without the use of compensation consultants. Instead, we keep abreast of current trends, developments and emerging issues in executive compensation and annually compare our executive compensation components with market information consisting of proxy data and third-party surveys in which we participate. In 2016, we developed a compensation peer group from the energy industry evaluated using companies that most closely reflect our profile in terms of revenues, assets, and market value, as well as competition for executive-level talent. This information is compiled from the Equilar Insight executive compensation benchmarking software platform. The purpose of this comparison is to ensure that our total compensation package operates effectively, remains both reasonable and competitive within the energy industry, and is generally comparable to the compensation offered by companies of similar size and scope to ours. The following companies are included in our peer group:

Anadarko Petroleum Corp	Energy Transfer Equity(b)	Plains All American Pipeline LP
CenterPoint Energy, Inc.	Enterprise Products Partners LP	Sempra Energy
ConocoPhillips Company	EOG Resources, Inc.	Southern Company
Dominion Energy Inc.	NiSource Inc.	Targa Resources Corp.(b)
Duke Energy Corporation	Occidental Petroleum Corporation	TransCanada Corporation
Enbridge Inc.(a)	ONEOK, Inc.	The Williams Companies, Inc.

(a)
Spectra Energy Corp was included in our peer group prior to its acquisition by Enbridge Inc. in February 2017.

(b)
Includes affiliated entities

        We have endeavored to design our executive compensation program and practices with appropriate consideration of all tax, accounting, legal and regulatory requirements. Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation for executive officers to $1 million of compensation per year; however, if specified conditions are met, certain compensation may be excluded from consideration of the $1 million limit (prior to the passage of the Tax Cuts and Jobs Act of 2017). We expect that all compensation paid to our executives prior to the effective date of the Tax Cuts and Jobs Act of 2017 would qualify for deductibility under federal income tax rules.

Compensation Designed to Reward Performance

        Our executive compensation program is designed to reward individuals for advancing our business strategies and the interests of our investors and other stakeholders, and to incentivize compliance with our Code of Business Conduct and Ethics. Each executive is held accountable for upholding and complying with company guidelines, which require the individual to maintain a discrimination-free workplace, to comply with the law, and to maintain high standards of operating safety and environmental protection.

        We believe that the most effective means of aligning management's interests with those of our investors and other stakeholders is to emphasize incentive-based compensation rather than fixed compensation such as base salary and perquisites. We have no executive perquisites, supplemental executive retirement, non-qualified supplemental defined benefit/contribution, deferred compensation or split-dollar life insurance programs for our executive officers. We have no executive company cars or executive car allowances nor do we pay for financial planning services. Additionally, we do not own any corporate aircraft, and we do not pay for executives to fly first class. We do not have employment agreements or special severance arrangements with our executive officers. Our executive officers are eligible for severance under the same plan as our other non-union, U.S. based employees.

        At his request, Mr. Kean receives $1 of base salary per year and no annual bonus. Mr. Kean reimburses us for health care premiums paid on his behalf. In addition, Mr. Kinder, who as Executive Chairman is no longer a named executive officer, continues to receive total compensation of $1 of base salary per year at his request. Mr. Kinder also reimburses us for health care premiums paid on his behalf.

        On January 18, 2017, our Board adopted an executive compensation clawback policy providing that cash and equity compensation paid to our executive officers may, under certain circumstances, be recovered by us in the event of a restatement of our financial results. See "Corporate Governance—Recent Corporate Governance Changes."

Elements of Compensation

        Our 2017 executive compensation program was principally composed of four elements: (i) a base cash salary, (ii) a possible annual cash bonus, (iii) long-term equity incentive awards, and (iv) dividend equivalents on long-term incentive equity awards.

        The Compensation Committee reviews and approves annually our financial goals and objectives that are relevant to the compensation of our named executive officers. In 2017, the Compensation Committee solicited information from Mr. Kinder and Ms. Shorb regarding the performance of Mr. Kean. Similarly, the Compensation Committee solicited information from Messrs. Kinder and Kean and Ms. Shorb with respect to the performance of our other named executive officers. The Compensation Committee also obtained information from Ms. Shorb with respect to compensation for comparable positions of responsibility at our peer companies. All of this information was taken into account by the Compensation Committee, which made final determinations regarding compensation of our named executive officers other than our Chief Executive Officer, whose compensation was approved by the independent members of our Board. No named executive officer reviewed his or her own performance or approved his or her own compensation.

Base Salary

        Base salary is paid in cash. In determining executive base salaries, we seek to provide reasonable and competitive fixed compensation while also retaining our overall emphasis on incentive-based compensation. The Compensation Committee has maintained an annual base salary cap for our executive officers of $400,000 since 2013. In January 2017, the Compensation Committee increased the salaries of our named executive officers to the base salary cap, which remains below the median annual base salaries for executives in similar positions and with similar responsibilities at our peer companies. In addition, as noted above, our Chief Executive Officer receives an annual base salary of $1. The base salary cap was not increased in the January 2018 Compensation Committee meeting and will be evaluated on an ongoing basis.

Possible Annual Cash Bonus (Non-Equity Cash Incentive)

        In January 2015, the Board adopted an Amended and Restated Annual Incentive Plan (referred to as the "Annual Incentive Plan"), and our stockholders approved the plan at our 2015 annual meeting. The overall purpose of the Annual Incentive Plan is to foster our executive officers' and our employees' personal stake in the continued success of our company through the possible payment of annual cash bonuses that are dependent on individual and company performance. Our Annual Incentive Plan was amended in January 2017 to provide for the clawback of cash compensation received under the Annual Incentive Plan to the extent required by our executive compensation clawback policy.

        The Annual Incentive Plan consists of two components: the executive plan component and the non-executive plan component. All employees of KMI and our subsidiaries are eligible to participate in the Annual Incentive Plan (except for employees covered by collective bargaining agreements whose participation will be governed by the terms of the collective bargaining agreement or initial terms and conditions of employment). Our Chief Executive Officer and all other executive officers are eligible for the executive plan component; however, as stated above, Mr. Kean has elected not to participate. All other eligible U.S. and Canadian employees may participate in the non-executive plan component.

        Under the Annual Incentive Plan, a pool of bonus dollars is budgeted at the beginning of each year for annual cash bonuses that may be paid to our executive officers and other employees,

depending on the extent to which we meet certain financial performance objectives. The Compensation Committee then establishes the final bonus pool based primarily on the extent to which the financial performance objectives are met. The Compensation Committee may also adjust the budgeted pool of bonus dollars upward or downward based on our overall performance in other areas, including safety and environmental goals and regulatory compliance.

        At or before the start of each calendar year (or later, to the extent allowed under Internal Revenue Code regulations), our Compensation Committee establishes financial performance objectives based on one or more of the criteria set forth in the Annual Incentive Plan. In addition, the Compensation Committee sets the bonus opportunities available to each executive officer. The maximum payout to any individual under the Annual Incentive Plan for any year is $3 million. The Compensation Committee may reduce the amount of the bonus actually paid to any executive officer from the amount of any bonus opportunity available to such executive officer. Because payments under the Annual Incentive Plan for our executive officers are determined by comparing actual performance to the performance objectives established each year, it is not possible to accurately predict amounts that will actually be paid under the executive portion of the Annual Incentive Plan over the life of the plan.

        For 2017, the Compensation Committee set a target of distributable cash flow (DCF) of $1.99 per share as the financial performance objective under both the executive plan component and the non-executive plan component. Other objectives that could potentially increase or decrease the budgeted bonus pool for 2017 related to (a) our environmental, health, and safety performance, including (i) beating industry average incident rates; (ii) improving incident rates compared to our previous three-year averages; and (iii) experiencing no significant incidents in our operations or expansions, and (b) a target consolidated leverage ratio of 5.4x.

        The table under "Grants of Plan-Based Awards" below sets forth the threshold, target and maximum payout opportunities for each named executive officer. The Compensation Committee set these bonus opportunities at dollar amounts in excess of those which were expected to actually be paid under the Annual Incentive Plan. In addition, the Compensation Committee estimates a budgeted bonus opportunity for each executive officer based on what the committee expects the executive officer to receive. The Compensation Committee has never awarded the maximum bonus opportunity to a current named executive officer.

        For 2017, we finished the year exceeding our DCF goal of $1.99 per common share by $0.01 and exceeded our leverage ratio target of 5.4x with a consolidated leverage ratio of 5.1x. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Non GAAP Financial Measures" beginning on page 46 of our Annual Report on Form 10 K for the year ended December 31, 2017 for a discussion of DCF, a non-GAAP measure, and DCF per common share, along with a reconciliation of DCF to net income attributable to common stockholders, the GAAP financial measure most directly comparable to distributable cash flow, for the year ended December 31, 2017.

        Our Compensation Committee approved funding of approximately 100% of the total 2017 budgeted cash bonus pool under the Annual Incentive Plan, with the named executive officers receiving on average approximately 106% of their budgeted bonus opportunities. The budgeted bonus opportunities are based on the market data discussed under "—Program Objectives" above. The approved funding level includes any premium pay calculations for bonus awards paid to non-exempt employees.

        The 2017 bonuses for our named executive officers were primarily based on the extent to which the financial and non-financial goals were met. The Compensation Committee considered, among other factors, that DCF results exceeded the DCF goal by $0.01 and that we ended the fiscal year with a leverage ratio of 5.1x net debt—to-Adjusted EBITDA, exceeding our target of 5.4x. The Compensation

Committee also considered, qualitatively, how well the executive officer performed his or her duties during the year. Information was solicited from relevant members of senior management regarding the performance of our named executive officers, and determinations and recommendations were made at the regularly scheduled first quarter Board and Compensation Committee meetings held in January 2018. Other factors considered by the Compensation Committee primarily consisted of market data about compensation of comparable positions of responsibility at our peer companies, consisting of the proxy data and third-party compensation surveys referred to above. With respect to using these other factors in assessing performance, the Compensation Committee did not find it practicable to, and did not, use a "score card" or quantify or assign relative weight to the specific criteria considered. Specific aspects of an individual's performance, other than the overall financial and other objectives discussed above, were not identified in advance. Rather, adjustments were based on the Compensation Committee's judgment and input from Mr. Kinder, Mr. Kean, Ms. Dang, and Ms. Shorb, giving consideration to the totality of the record presented, including the individual's performance and the magnitude of any other positive or negative factors.

        For a discussion of effects under the Annual Incentive Plan of death, disability, retirement, termination of employment or a change in control of the company, please read "Potential Payments upon Death, Disability, Termination or a Change in Control."

Long-Term Incentive Compensation

        We believe that significant long-term equity incentive compensation as part of total executive compensation is an effective means of attracting and retaining executive talent while also aligning executives' interests with stockholders' interests. In 2013, the Compensation Committee granted long-term incentive compensation awards to Ms. Dang and Messrs. Kean, Martin, and Sanders in the form of restricted stock under the Kinder Morgan, Inc. 2011 Stock Incentive Plan (referred to as the 2011 Plan). Ms. Dang's and Messrs. Kean's and Martin's awards are subject to six-year cliff-vesting periods, and Mr. Sanders' award is subject to a five-year cliff-vesting period. In connection with his 2013 grant of restricted stock, Mr. Kean forfeited participation in the Annual Incentive Plan and decreased his annual base salary to $1 per year.

        In December 2015, due to the unusual disconnect between the performance of our business and the performance of our common stock price, the Board approved a plan pursuant to which it expected to pay quarterly dividends that were significantly reduced from the then-current level of dividends so that we could retain those dollars to fund capital growth projects. The Compensation Committee also granted restricted stock unit awards to Ms. Dang and Ms. Shorb and Messrs. Martin, and Sanders in July 2016 and July 2017. The 2016 and 2017 awards are subject to three-year cliff-vesting periods. These grants were intended to maintain a competitive total compensation package for these executives in light of the trend that affected our stock price in 2015.

        Our named executive officers who received restricted stock awards receive dividend equivalents on their restricted stock awards.

        In January 2015, the Board adopted the Kinder Morgan, Inc. 2015 Amended and Restated Stock Incentive Plan (referred to as the 2015 Plan) which amended and restated the 2011 Plan, and our stockholders approved the plan at our 2015 annual meeting. The 2015 Plan was amended in January 2017 to provide for clawback of equity compensation received under the 2015 Plan to the extent required under our executive compensation clawback policy.

        For a discussion of effects under the 2011 Plan and the 2015 Plan of death, disability, termination of employment or a change in control of the company, please see "Potential Payments upon Death, Disability, Termination or a Change in Control."

Other Compensation

        Kinder Morgan Savings Plan.    The Kinder Morgan Savings Plan is a defined contribution 401(k) plan. The plan permits eligible employees of KMI, including our named executive officers, to contribute between 1% and 50% of eligible base compensation and overtime, subject to limits established by the Internal Revenue Service, on a pre-tax or Roth 401(k) basis, into participant accounts. In addition, we contribute 5% of eligible base compensation, subject to limits established by the Internal Revenue Service, into participant accounts for most employees of KMI, including our named executive officers.

        Kinder Morgan Retirement Plans.    Employees of KMI, including our named executive officers, are also eligible to participate, as applicable, in Kinder Morgan Retirement Plan A or Kinder Morgan Retirement Plan B, cash balance pension plans, which we refer to as the "Cash Balance Retirement Plans." Employees accrue benefits through a Personal Retirement Account (PRA) in the Cash Balance Retirement Plans. We allocate contribution credits of 4% or 5% of eligible base compensation, subject to limits established by the Internal Revenue Service, every pay period to participants' PRAs based on age and years of eligible service as of December 31 of the prior year. Interest is credited to each PRA at the 5-year U.S. Treasury bond rate published in the Internal Revenue Bulletin for the November of the prior year, plus 0.25%. Employees become 100% vested in the Cash Balance Retirement Plans after three years and may take a lump sum distribution upon termination of employment or retirement.

        The following table sets forth the estimated actuarial present value of each named executive officer's accumulated pension benefit as of December 31, 2017, under the Cash Balance Retirement Plans. The benefits were computed using the same assumptions used for financial statement purposes, assuming current remuneration levels without any salary projection, and assuming participation until normal retirement at age 65. These benefits are subject to federal and state income taxes, where applicable, but are not subject to deduction for social security or other offset amounts.

	Cash Balance Retirement Plans Pension Benefits
Name	Current Credited Years of Service	Present Value of Accumulated Benefit ($)	Payments Made During Last Fiscal Year
Steven J. Kean	16	86,227	0
Kimberly A. Dang	16	112,314	0
Thomas A. Martin	15	126,392	0
Dax A. Sanders	17	86,925	0
Lisa M. Shorb	19	152,544	0

Potential Payments upon Death, Disability, Termination or a Change in Control

        Our named executive officers are entitled to certain benefits in the events of death, disability, termination of employment or a change in control of us. The plans and circumstances triggering such benefits are described below.

        Annual Incentive Plan.    The Annual Incentive Plan provides the Compensation Committee with discretion to take action that it deems appropriate with respect to outstanding awards upon a "Change in Control," which is defined as (i) the acquisition of securities representing 20% or more of our outstanding shares of common stock or voting power of our securities by any person other than Richard D. Kinder; (ii) a reorganization, merger or consolidation, or sale of all or substantially all of our assets, unless following such transaction (a) 50% or more of our outstanding shares of common stock and voting power (or the outstanding securities and voting power of the entity resulting from such transaction) is beneficially owned by substantially all of the persons who held such securities prior to such transaction, (b) no person, other than Mr. Kinder, one of our benefit plans or a person who beneficially owned 20% or more of our outstanding shares of common stock and voting power prior to such transaction, beneficially owns 20% or more of our outstanding shares of common stock and voting power, and (c) at least a majority of our Board (or the governing body of the entity resulting from such transaction) were members of our "Incumbent Board" at the time of the initial agreement or initial action by our Board providing for such reorganization, merger, consolidation, sale or transaction; (iii) the "Incumbent Board" ceases to constitute at least a majority of the Board then in office; or (iv) approval by our stockholders of a plan of liquidation for us. "Incumbent Board" means the individuals who, as of the effective date of the proposed 2015 Annual Incentive Plan, constituted our Board, including any individual becoming a director after such date whose election by our Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board, and excluding any director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than our Board, or any agreement intended to avoid or settle the results of any such actual or threatened solicitation.

        If, in connection with a Change in Control, Mr. Kinder is no longer Chairman of our Board, then:

  •
  each participant under the executive component of the Annual Incentive Plan will be deemed to have earned 100% of the bonus opportunity available to him or her, unless the Compensation Committee has previously determined that the participant should receive a greater or lesser percentage of the bonus opportunity;

  •
  each participant under the non-executive component of the Annual Incentive Plan will receive an award equal to the award most recently paid to such participant under the plan or any prior plan, or an award equal to the average award paid to a similarly situated participant under the plan if no award was previously paid to the participant; and

  •
  the awards to executive and non-executive participants will be paid in a cash lump sum within 30 days after the change in control; provided, however, that the participant must be employed by the company or an affiliate on the date of the Change in Control to receive an award as described above.

        If a participant ceases to be employed by the company or a subsidiary prior to the date the award is distributed, other than in the case of participant's death as described below, the participant will forfeit all rights to the award. Notwithstanding the foregoing, in the case of participant's death on or after January 1 of the calendar year following the end of a performance year but before distribution of an award, the award shall be distributed to the participant's estate.

        Kinder Morgan Severance Plan.    All of our executive officers are eligible for severance payments under the Kinder Morgan Severance Plan (which is available to all regular full time U.S.-based employees not covered by a bargaining agreement), which caps severance payments at an amount equal to six months of annual base salary.

        The following table lists the potential payments to our named executive officers under the Kinder Morgan Severance Plan upon termination without cause. The table assumes the triggering event for the payments or provision of benefits occurred on December 31, 2017.

Name	Termination Payment ($)
Steven J. Kean(a)	—
Kimberly A. Dang(b)	200,000
Thomas A. Martin(b)	200,000
Dax A. Sanders(b)	200,000
Lisa M. Shorb (b)	200,000

(a)
Because the severance formula is based on the annual base salary, Mr. Kean's benefits calculate to less than $1 (the cap under the plan is 26 weeks of base pay).

(b)
Payment equals cap calculation under the plan of 26 weeks of annual base salary.

        Restricted Stock Awards.    Our named executive officers who received restricted stock awards under the 2011 Plan are entitled to accelerated vesting in certain termination or change-in-control circumstances under the award agreements governing their grants. The award agreements provide for accelerated vesting upon (i) a "Change in Control" or (ii) termination of the employee's employment by reason of (a) death, (b) disability that results in us determining that the employee cannot perform the essential functions of his or her job, with or without a reasonable accommodation, (c) an involuntary termination by us due to a reorganization or reduction in force for which the employee would be eligible for pay under the Kinder Morgan Severance Plan, or (d) the sale of the company or the sale, transfer or discontinuation of any part of the operations or any of our business units. The award agreements also provide for pro-rata vesting upon retirement at age 62 or older, subject to attainment of a performance goal (payment of a dividend equal to at least 90% of the dividend paid in the same quarter of the preceding year) in the quarter following the quarter in which the retirement occurs.

        The definition of "Change in Control" in the 2015 Plan is the same as that in the Annual Incentive Plan described above under "Annual Incentive Plan." To the extent an event would not constitute a Change in Control under the definition included in the 2011 Plan but would constitute a Change in Control under the 2015 Plan, the definition included in 2015 Plan shall apply to awards granted prior to the effective date of the 2015 Plan. Thus, the restricted stock grants under the 2011 Plan are also entitled to accelerated vesting upon a Change in Control, as defined in the 2015 Plan.

        The following table lists the potential accelerated value of our named executive officers' restricted stock awards upon death, disability or termination without cause. The table assumes the triggering event for the payments or provision of benefits occurred on December 31, 2017.

Name	Termination Payment ($)(a)
Steven J. Kean	13,637,736
Kimberly A. Dang(b)	6,304,966
Thomas A. Martin(b)	5,821,070
Dax A. Sanders(b)	3,030,935
Lisa M. Shorb (b)	4,186,349

(a)
Calculation equals the number of shares underlying the unvested restricted stock award, multiplied by $18.07, the closing price of our common stock on December 29, 2017.

(b)
Ms. Dang and Ms. Shorb and Messrs. Martin and Sanders received 2017 restricted stock unit awards.

        Kinder Morgan Savings Plan and Cash Balance Retirement Plans.    The following table reflects the benefits payable from the Kinder Morgan Savings Plan and the Cash Balance Retirement Plans in the event of death or termination of employment assuming the triggering event occurred on December 31, 2017. In the event of termination or death, the officer would be entitled to his or her vested benefit under the plans. The following table assumes the officer or his or her beneficiary would make an election to commence the benefit on January 1, 2018.

Name	Savings Plan Benefit ($)	Cash Balance Retirement Plans Lump Sum ($)
Steven J. Kean	408,968	97,212
Kimberly A. Dang	797,773	144,910
Thomas A. Martin	627,655	142,493
Dax A. Sanders	605,687	120,879
Lisa M. Shorb	2,315,306	166,898

        Other Potential Post-Employment Benefits.    In addition to the amounts described above, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred prior to the date of termination.

Summary Compensation Table

        The following table shows total compensation paid or otherwise awarded by us to our named executive officers for services rendered during the years ended December 31, 2017, 2016 and 2015, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value ($)(d)	All Other Compensation ($)(e)	Total ($)
Steven J. Kean(f)	2017	1	—	—	—	4,666	377,359	382,026
President and Chief	2016	1	—	—	—	4,691	283,019	287,711
Executive Officer	2015	1	—	—	—	(224)	1,071,698	1,071,475
Kimberly A. Dang	2017	398,077	—	1,500,018	1,150,000	18,240	168,729	3,235,064
Vice President and	2016	375,000	—	1,000,003	1,100,000	16,205	139,113	2,630,321
Chief Financial Officer	2015	373,077	449,500	—	—	6,651	451,420	1,280,648
Thomas A. Martin	2017	398,077	—	1,200,011	1,050,000	18,302	159,185	2,825,575
Vice President (President,	2016	375,000	—	750,019	1,000,000	17,018	138,616	2,280,653
Natural Gas Pipelines)	2015	373,077	449,500	—	—	10,774	452,053	1,285,404
Dax A. Sanders(f)(g)	2017	398,077	—	1,200,011	625,000	16,512	81,981	2,321,581
Vice President—Corporate	2016	375,000	—	950,002	625,000	14,271	56,362	2,020,635
Development
Lisa M. Shorb(h)	2017	396,154	—	2,500,017	500,000	19,399	97,286	3,512,856
Former Vice President—
Human Resources/IT/Admin

(a)
For 2015, represents bonuses paid based on the Compensation Committee's exercise, taking into consideration unusual circumstances, of its discretion under our Annual Incentive Plan to pay bonuses to named executive officers in amounts less than their respective bonus opportunities.

(b)
See "Long-Term Incentive Compensation" for discussion of vesting periods for restricted stock awards to our named executive officers. Amounts reflect the grant date fair value of restricted stock awards granted to our named executive officers computed in accordance with FASB Codification Topic 718, "Compensation—Stock Compensation."

(c)
Represents amounts paid under the Annual Incentive Plan as then in effect. Amounts were earned in the fiscal year indicated but were paid in the next fiscal year.

(d)
Represents the 2017, 2016 and 2015, as applicable, change in the actuarial present value of accumulated defined pension benefit (including unvested benefits) under our Cash Balance Retirement Plans.

(e)
2017 amounts are detailed in the table below:

Name	Company Contributions to the KMI Savings Plan ($)	Dividend Equivalents Paid on Unvested Restricted Stock($)	Total ($)
Steven J. Kean	—	377,359	377,359
Kimberly A. Dang	13,500	155,229	168,729
Thomas A. Martin	13,500	145,685	159,185
Dax A. Sanders	13,500	68,481	81,981
Lisa M. Shorb	13,500	83,786	97,286
(f)
A portion of Messrs. Kean's and Sanders' compensation is allocated to duties performed on behalf of KML, and KML reimburses us for such allocated amounts. The amounts allocated to KML will be reported in KML's proxy statement for its 2018 annual general meeting of shareholders.

(g)
Mr. Sanders was not a named executive officer in 2015.

(h)
Ms. Shorb was not a named executive officer in 2016 or 2015.

Grants of Plan-Based Awards

        The following supplemental compensation table provides details on the value of plan-based incentive awards granted during 2017 to our named executive officers, which consisted solely of awards under the Annual Incentive Plan. The table includes awards made during or for 2017. The information in the table under the caption "Estimated Future Payouts Under Non-Equity Annual Incentive Plan Awards" represents the threshold, target and maximum amounts payable under the Annual Incentive Plan for performance in 2017. Amounts actually paid under that plan for 2017 are set forth in the Summary Compensation Table under the caption "Non-Equity Incentive Plan Compensation."

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)				Stock Awards: Number of Restricted Stock Units
							Grant Date Fair Value of Restricted Stock Units
Name	Grant Date	Threshold		Target	Maximum
		($)(b)	($)(c)	($)(d)	($)(e)	(f)	($)(g)
Steven J. Kean(h)	N/A	—	—	—	—	—	—
Kimberly A. Dang
Annual Incentive Plan	N/A	0 - 499,999	500,000	1,000,000	1,500,000
Restricted Stock Units	7/18/2017					76,924	1,500,018
Thomas A. Martin
Annual Incentive Plan	N/A	0 - 499,999	500,000	1,000,000	1,500,000
Restricted Stock Units	7/18/2017					61,539	1,200,011
Dax A. Sanders
Annual Incentive Plan	N/A	0 - 499,999	500,000	1,000,000	1,500,000
Restricted Stock Units	7/18/2017					61,539	1,200,011
Lisa M. Shorb
Annual Incentive Plan	N/A	0 - 499,999	500,000	1,000,000	1,500,000
Restricted Stock Units	7/18/2017					128,206	2,500,017

(a)
See "—Elements of Compensation" and "—Possible Annual Cash Bonus (Annual Cash Incentive)" above for further discussion of these awards.

(b)
Represents the bonus opportunity available to the executive officer if less than 90% of target is met.

(c)
Represents the bonus opportunity available to the executive officer if 90%-99% of target is met.

(d)
Represents the bonus opportunity available to the executive officer if 100% of target is met.

(e)
Represents the bonus opportunity available to the executive officer if target is exceeded by 10%.

(f)
Represents the number of restricted stock units granted in 2017 to the named executive officers. All grants are performance-based and are subject to three-year cliff-vesting.

(g)
Represents the grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock units grants to the named executive officers during 2017.

(h)
Declined to participate.

Outstanding Equity Awards at Fiscal Year-End

        In July 2013, Ms. Dang and Messrs. Kean and Martin received awards of restricted stock subject to six-year cliff-vesting periods and Mr. Sanders received an award of restricted stock subject to a five-year cliff-vesting period. In 2013 Ms. Shorb received an award subject to a three-year cliff-vesting period and in 2014 Ms. Shorb received an award related to her promotion subject to a five-year cliff-vesting period. Other than these awards, prior to 2016, none of these named executive officers has been awarded any stock options, restricted stock or similar stock-based awards. In 2016 and 2017, Ms. Dang and Ms. Shorb and Messrs. Sanders and Martin received restricted stock unit awards subject to three-year cliff-vesting periods.

Name	Number of Shares of Restricted Stock that Have Not Vested	Market Value of Shares of Restricted Stock that Have Not Vested ($)(a)
Steven J. Kean	754,717	13,637,736
Kimberly A. Dang	348,919	6,304,966
Thomas A. Martin	322,140	5,821,070
Dax A. Sanders	167,733	3,030,935
Lisa M. Shorb	231,674	4,186,349

(a)
The values represented in this column have been calculated by multiplying $18.07, the closing price of our common stock on December 29, 2017, by the number of shares of restricted stock and restricted stock units.

Stock Vested

        None of our named executive officers had awards that vested in 2017.

Risks Associated with Compensation Practices

        We employ all persons necessary for the operation of our business, and in our opinion, our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our business, financial position, results of operations or cash flows. Our belief is based on the fact that our overall employee compensation—primarily consisting of annual salaries and cash bonuses and, in some cases, long-term incentive compensation—is based on performance that does not reward risky behavior and is not tied to entering into transactions that pose undue risks to us. The Compensation Committee's oversight of our compensation program includes consideration of whether there are risks arising from our compensation programs and practices that are reasonably likely to have a material adverse effect on us.

Chief Executive Officer Pay Ratio

        As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Kean, our President and Chief Executive Officer (our "CEO"):

        For 2017, our last completed fiscal year:

  •
  a reasonable estimate of the median of the annual total compensation of all employees of our company (other than our CEO), was $103,947; and

  •
  the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $382,026.

Based on this information, for 2017 the ratio of the annual total compensation of Mr. Kean, our President and Chief Executive Officer, to the median of the annual total compensation of all employees was 3.7 to 1.

        To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the "median employee," the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

  •
  We determined that, as of October 1, 2017, our employee population consisted of approximately 11,495 individuals working at Kinder Morgan, Inc. and its consolidated subsidiaries, with 95.78% of these individuals located in the United States, 4.18% located in Canada, and 0.04% located in Mexico.

  •
  To allow sufficient time to identify the median employee, we selected October 1, 2017, which is within the last three months of 2017, as the date upon which we would identify the "median employee".

  •
  For simplicity, we chose to exclude our Canadian and Mexican employees under the de minimis exemption. As noted above, our Canadian employees make up 4.18% of our employee population (480 employees) and our Mexican employees make up 0.04% of our employee population (5 employees).

  •
  To identify the "median employee" from our employee population, we included salary and annual incentive components for the fourth quarter of 2016 through the third quarter of 2017.

  •
  Using this methodology, we determined that the "median employee" had wages and annual incentive for the 12-month period ending September 30, 2017 in the amount of $93,244.

  •
  With respect to the annual total compensation of the "median employee," we identified and calculated the elements of such employee's compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $103,947.

  •
  With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of our 2017 Summary Compensation Table included in this proxy statement and incorporated by reference under Item 11 of Part III of our Annual Report.

 DIRECTOR COMPENSATION

Non-Employee Director Compensation

        We do not pay any compensation to our directors who also are our employees in their capacity as directors. Our non-employee directors are paid an annual retainer of $200,000 for their services as directors, and do not receive any additional meeting or committee fees. In addition, directors are reimbursed for reasonable expenses in connection with Board and committee meetings. The following table discloses the compensation earned by our non-employee directors for Board service in 2017.

Name	Fees Earned or Paid in Cash ($)	Common Stock Awards ($)(a)	All Other Compensation ($)(b)	Total ($)
Ted A. Gardner	200,000			200,000
Anthony W. Hall Jr.	200,000			200,000
Gary L. Hultquist	200,000			200,000
Ronald L. Kuehn, Jr.	200,000			200,000
Deborah A. Macdonald	200,000			200,000
Michael C. Morgan	200,000			200,000
Arthur C. Reichstetter	200,000			200,000
Fayez Sarofim		200,019	2,218	202,237
C. Park Shaper	200,000			200,000
William A. Smith	200,000			200,000
Joel V. Staff		200,019	2,218	202,237
Robert F. Vagt	200,000			200,000
Perry M. Waughtal	200,000			200,000

(a)
Represents the value of cash compensation that Mr. Sarofim and Mr. Staff elected to receive in the form of common stock under our Stock Compensation Plan for Non-Employee Directors. Value computed as the number of shares of common stock elected to be received in lieu of cash (8,870 shares) multiplied by the closing price on the day cash compensation was approved ($22.55 per share on January 17, 2017).

(b)
Represents dividend equivalent payments on unvested restricted common stock that Mr. Sarofim and Mr. Staff elected to receive pursuant to our Stock Compensation Plan for Non-Employee Directors.

Stock Compensation Plan for Non-Employee Directors

        We have adopted the Kinder Morgan, Inc. Amended and Restated Stock Compensation Plan for Non-Employee Directors. The following is a summary of the plan. The plan is administered by our Compensation Committee, and our Board has sole discretion to terminate the plan at any time. The primary purpose of this plan is to promote our interests and the interests of our stockholders by aligning the compensation of the non-employee members of our Board with stockholders' interests.

        The plan recognizes that the compensation to be paid to each non-employee director is fixed by our Board, and that the compensation is payable in cash. Pursuant to the plan, in lieu of receiving some or all of the cash compensation, non-employee directors, referred to as "eligible directors," may elect to receive shares of common stock. Each election will be generally at or around the first board meeting in January of each calendar year and will be effective for the entire calendar year. An eligible director may make a new election each calendar year. The total number of shares of common stock authorized under the plan is 250,000.

        Each annual election to receive shares of common stock will be evidenced by an agreement between us and each eligible director that will contain the terms and conditions of each election. Shares issued under the plan pursuant to an election may be subject to forfeiture restrictions that lapse on the earlier of the director's death or the date set forth in the agreement, which will be no later than the end of the calendar year to which the cash compensation relates. Until the forfeiture restrictions lapse, shares issued under the plan may not be sold, assigned, transferred, exchanged or pledged by an eligible director. In the event a director's service as a director is terminated prior to the lapse of the forfeiture restrictions for any reason other than death or the director's failure to be elected as a director at a shareholders meeting at which the director is considered for election, the director will, for no consideration, forfeit to us all shares to the extent then subject to the restrictions. If, prior to the lapse of the restrictions, the director is not elected as a director at a shareholders meeting at which the director is considered for election, the restrictions will lapse with respect to 50% of the director's shares then subject to such restrictions, and the director will, for no consideration, forfeit to us the remaining shares.

        The number of shares to be issued to an eligible director electing to receive any portion of the cash compensation in the form of shares will equal the amount of such cash compensation elected to be received in the form of shares, divided by the closing price of the common stock on the NYSE on the day the cash compensation is awarded (the fair market value), rounded up to the nearest ten shares. An eligible director electing to receive any portion of the cash compensation in the form of shares will receive cash equal to the difference between (i) the total cash compensation awarded to such director and (ii) the number of shares to be issued to such director with respect to the amount determined by the director, multiplied by the fair market value of a share. This cash payment will be payable in four equal installments, generally around March 31, June 30, September 30 and December 31 of the calendar year in which such cash compensation is awarded; provided that the installment payments will be adjusted to include dividend equivalent payments with respect to the shares during the period in which the shares are subject to forfeiture restrictions.

 PERFORMANCE GRAPH

Cumulative Total Return

        The following performance graph compares the annual performance of our common stock for the period beginning on December 31, 2012 and ending on December 31, 2017 to the performance of (i) Standard & Poor's 500 Stock Index, (ii) Standard & Poor's 500 Oil & Gas Storage & Transportation Index and (iii) a customized peer group index comprised of Enbridge Inc., TransCanada Corporation, Energy Transfer Equity, L.P., Enterprise Products Partners L.P., The Williams Companies, Inc., Plains GP Holdings, L.P., Spectra Energy Partners, LP and Magellan Midstream Partners, L.P.

        We are including a customized peer group index for the first time, and after this year will no longer include Standard & Poor's 500 Oil & Gas Storage & Transportation Index. Under SEC rules, both the newly selected indices and last year's indices must be shown in this transition year. We believe that it is appropriate to compare our performance to that of a customized peer group because the customized peer group is more reflective of companies in the oil and gas storage and transportation sector with market capitalization and business operations similar to ours. Standard & Poor's 500 Oil & Gas Storage & Transportation Index is currently comprised of only two companies other than us (The Williams Companies, Inc. and ONEOK Inc.) and is not reflective of the performance of other large companies in our sector generally.

        The graph assumes that the value of the investment in our common stock and each index was $100 at December 31, 2012, and that all dividends were reinvested. Total net return to our stockholders during this period was negative 37.81 percent, as compared to an average return of 108.14 percent for Standard & Poor's 500 Stock Index, 32.8 percent for our customized peer group and 7.0 percent for Standard & Poor's 500 Oil & Gas Storage & Transportation Index and for the same period. The total net return to our stockholders of negative 37.81 percent was calculated using the closing price of our common stock on December 31, 2012 of $35.33.

	Base Period	INDEXED RETURNS Period Ending December 31,
Company/Index	12/31/12	2013	2014	2015	2016	2017
Kinder Morgan, Inc	100	106.22	130.97	48.77	69.54	62.19
S&P 500 Index	100	132.39	150.51	152.51	170.84	208.14
Peer Group	100	125.80	151.84	104.08	130.92	132.84
S&P 500 Oil & Gas Storage & Transportation Index	100	120.40	139.57	70.73	110.81	107.00

ITEM 1
ELECTION OF DIRECTORS

        All of our incumbent directors are standing for re-election to our Board. All directors are elected annually and serve a one-year term or until his or her successor has been duly elected and shall qualify. To be elected to the Board, the number of votes cast "FOR" a nominee's election must exceed the number of votes cast "AGAINST" such nominee's election.

Information about the Nominees

        The biographies of each of the nominees, which contain information regarding each nominee's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director for the company, are set forth under "Corporate Governance—The Board of Directors" beginning on page 8 of this proxy statement. Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL 16 NOMINATED DIRECTORS.

ITEM 2
RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2018

        The Audit Committee of our Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2018. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since November 22, 1999. Services provided to us and our subsidiaries by PricewaterhouseCoopers LLP in fiscal 2017 included the audit of our consolidated financial statements, reviews of quarterly financial statements and services in connection with various SEC filings and tax matters.

        Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

        The affirmative vote of the holders a majority of the votes cast will be required for approval. Proxies will be voted for the proposal unless otherwise specified.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

        In the event stockholders do not ratify the selection, the selection will be reconsidered by the Audit Committee and our Board.

ITEM 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's compensation disclosure rules. This vote is commonly referred to as a "Say-on-Pay" vote.

Compensation Program Highlights

        As described in detail under "Executive Compensation—Compensation Discussion and Analysis," our executive compensation program is designed to:

  •
  attract, motivate and retain executives who will advance our overall business strategies and objectives to create and return value to our stockholders;

  •
  link total compensation to financial performance and to the attainment of the company's short-term and long-term strategic, operational and financial objectives; and

  •
  align the interests of our named executive officers with the interests of our stockholders.

        To achieve these objectives, the majority of our named executive officers' total compensation is allocated to the "at risk" portion of our compensation program—the annual cash bonus and the long-term incentive restricted stock awards. For 2017, our executive compensation was weighted toward the cash bonus, payable on the basis of the achievement of a pre-established target for our dividend per share. Other important elements of our executive compensation program are the following:

  •
  we pay our executive officers a base salary which we believe is below annual base salaries for comparable positions in the marketplace;

  •
  the Compensation Committee sets the maximum bonus opportunities available to each executive officer at or before the start of each calendar year;

  •
  executive compensation is determined independently, although we do compare annually our executive compensation components with market information to ensure that our total compensation package operates effectively and remains both reasonable and competitive with the energy industry;

  •
  we keep abreast of current trends, developments and emerging issues in executive compensation, and if appropriate, will obtain advice and assistance from outside advisors;

  •
  we have no executive perquisites, supplemental executive retirement, non-qualified supplemental defined benefit, deferred compensation or split-dollar life insurance programs for our executive officers;

  •
  we do not have employment agreements or change of control agreements with our executive officers; and

  •
  our Executive Chairman, Richard D. Kinder, and our Chief Executive Officer, Steven J. Kean, each receive $1 base salary per year from us. Additionally, Messrs. Kinder and Mr. Kean receive no annual bonus, and Mr. Kinder receives no other compensation from us or any of our affiliates.

        In light of the above, we believe that our compensation of the named executive officers for the fiscal year ended December 31, 2017 was appropriate and reasonable, and that our compensation program is sound and in the best interest of the company and its stockholders.

        Accordingly, we ask our stockholders to vote on the following resolution:

        RESOLVED, that the company's stockholders approve, on an advisory basis, the compensation of the company's named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and narrative disclosures that accompany the compensation tables.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

        As an advisory vote, the outcome of this vote is not binding upon the company or our Board of Directors. However, the Compensation Committee, which is responsible for designing and administering the company's executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions for named executive officers.

ITEM 4
ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        We are providing our stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers. By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

        We recognize that our stockholders may have different views as to the best approach for the company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation. Nonetheless, the Board may decide that it is in the best interests of our stockholders and the company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

        The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board.

Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

        As an advisory vote, this proposal is not binding upon the company or our Board of Directors.

ITEM 5
STOCKHOLDER PROPOSAL RELATING TO A
REPORT ON METHANE EMISSIONS

        We have received notice that (i) Lowell Miller, CIO and Founder of Miller/Howard Investments, Inc., 10 Dixon Avenue, Woodstock, NY 12498, (ii) Robeco Quant Developed Markets Equities Fund, Weena 850, Rotterdam, P7 3014DA, Netherlands, and (iii) Mercy Investment

Services, Inc., 2039 North Geyer Road, St. Louis, MO 63131, each being a beneficial owner of shares of our common stock with a market value in excess of $2,000 as of the date the proposal was submitted to us, intend to submit the following proposal at the annual meeting. We are not responsible for the content of the proposal or the accompanying supporting statement, which are set out below in italics and between quotation marks. Our Board unanimously opposes this proposal by the stockholder proponents for the reasons set forth in Our Board of Directors' Statement in Opposition to Stockholder Proposal, which follows the proposal.

"WHEREAS:

        Research indicates methane leaks from gas operations could erase the climate benefits of reducing coal use. Methane emissions are a significant contributor to climate change, with an impact on global temperature roughly 84 times that of CO2 over a 20 year period. Leaked methane represented 30 billion dollars of lost revenue (3 percent of gas produced) in 2012. Yet, an October 2016 study published in Nature indicates methane emissions from the oil and gas sector are 20 to 60 percent higher than previously thought;

        While utilities are increasingly reliant on the safe, reliable, and efficient delivery of gas along the value chain, the 2015 failure of a gas injection well at Southern California Gas Company's Aliso Canyon Storage Field in Los Angeles revealed major vulnerabilities in the maintenance and safety of natural gas storage facilities. The incident exposed both a lack of oversight and contingency planning in the face of a well blowout;

        The casing failure of well SS-25 precipitated the release of over 100,000 tons of methane into the atmosphere, resulting in the relocation of 8,000 families and jeopardizing California's mitigation objectives under the state's climate law AB-32. Relocation, clean up, and well containment costs have soared to over 700 million dollars to date, with criminal filings and civil lawsuits against SoCal Gas pending;

        There are over 400 gas storage facilities around the country. According to the Energy Information Administration (EIA), over 80 percent of these facilities are also located in depleted oil wells, many drilled decades ago. Kinder Morgan, Inc. has over twenty storage facilities that may face similar risks;

        A failure by companies to proactively inspect, monitor, and upgrade critical transportation and storage infrastructure with the aim of reducing methane emissions may invite more rigorous regulations. The EPA released new rules in May 2016 to reduce oil and gas sector methane emissions by 11 million metric tons by 2025;

        Poor oversight of gas infrastructure, including storage facilities, has a direct economic impact on Kinder Morgan, Inc. as lost gas is not available for sale. We believe a strong program of measurement, mitigation, target setting and disclosure reduces regulatory and legal risk, maximizes gas for sale, and bolsters shareholder value;

RESOLVED:

        Shareholders request Kinder Morgan, Inc. issue a report (by October 2018, at reasonable cost, omitting proprietary information) reviewing the Company's policies, actions and plans to measure, monitor, mitigate, disclose, and set quantitative reduction targets for methane emissions resulting from all operations, including storage and transportation, under the Company's financial or operational control.

SUPPORTING STATEMENT:

        We believe the report should include the leakage rate as a percentage of production, throughput, and or stored gas; management of high risk infrastructure; best practices; worst performing assets; environmental impact; reduction targets and methods to track progress over time."

 OUR BOARD OF DIRECTORS' STATEMENT
IN OPPOSITION TO STOCKHOLDER PROPOSAL

        Our Board has considered the stockholder proposal and believes that our Methane Reduction Commitment, the other information we provide on our website, the annual and quarterly reports we file with the SEC and the publicly available environmental reports and filings that we make with the U.S. Environmental Protection Agency (EPA) and other federal, state and local regulatory agencies adequately describe our methane management strategy. We publish our environmental, health and safety performance statistics regularly because we are committed to working openly and transparently with our stakeholders. Accordingly, our Board does not believe that preparing an additional report reviewing our policies on methane emissions is in the best interests of our stockholders at this time.

        At Kinder Morgan, we recognize that operating thousands of miles of pipelines, 20 natural gas storage facilities and hundreds of terminals across North America is a huge responsibility. Throughout our organization, from the top down, we are committed to maintaining and operating our assets safely and in an environmentally responsible manner. To protect the public, our employees and the environment, we invest hundreds of millions of dollars each year on integrity management, maintenance and environmental programs to meet these goals. Our employees are further aligned with this commitment through our compensation program, which takes into account safe, efficient, compliant and environmentally sound operations when determining annual incentive compensation.

        We are committed to operational excellence and are proud of our efforts to reduce methane emissions as described below. Any suggestion in the stockholder proposal that Kinder Morgan exercises "[p]oor oversight of gas infrastructure" is a wholly inaccurate assessment of the manner in which we operate our assets.

        We utilize state-of-the-art technology for pipeline and storage well integrity and maintenance. We also employ personnel who constantly monitor pipeline and storage facility operating conditions using computer systems located in control centers. We conduct internal pipeline inspections at prescribed intervals by sending sophisticated computerized equipment called "smart pigs" through most of our pipelines. We use our patented pipeline inspection protocol, the Kinder Morgan Assessment Protocol (KMAP) system, to interpret the data gathered by smart pigs. Additionally, we use cathodic protection, a technology designed to protect pipelines and storage wells from external corrosion through the use of an electrostatic current.

        At each of our natural gas storage facilities, we maintain risk management programs and monitoring systems for well and reservoir integrity and deliverability. In 2016, the U.S. Department of Transportation's Pipeline and Hazardous Materials Safety Administration (PHMSA) issued rules to establish federal standards for underground natural gas storage facilities. These rules respond to Section 12 of the Protecting our Infrastructure of Pipelines and Enhancing Safety Act of 2016, which was enacted following the serious natural gas leak at Southern California Gas Company's Aliso Canyon facility in California in 2015. We met the new regulation's requirement to implement by January 18, 2018 written procedures governing operations, maintenance, integrity, monitoring, threat and hazard identification, emergency response and other areas of storage operations, and these procedures are being followed by our storage facilities. In 2017, PHMSA and additional subject matter experts conducted facility safety site assessments at a cross-section of natural gas storage operators. We volunteered one of our facilities to participate as the first of these site assessments, which PHMSA assessed without making any significant recommendations.

        In addition to our corporate and business segment Environmental, Health and Safety (EHS) leadership teams and departments, our Board has a standing EHS Committee, whose charter is available on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the "Media & Investor Relations" page. This committee assists our Board in overseeing management's establishment and administration of our EHS policies, programs, procedures and initiatives, including those that promote the safety and health of our employees, contractors, customers, the public and the environment. The committee also periodically reviews with management our company's reputation as a responsible corporate citizen and our efforts to employ sustainable business practices consistent with our company's business purpose and values.

        In 2015 and again in 2016, the EPA finalized rules regulating methane emissions from new and modified facilities in the production, gathering and processing, and transmission and storage sectors of the oil and natural gas industry. We advocated for meaningful and effective regulations, some of which were implemented in the final regulatory regime. We continue to work with the EPA to revise the regulations to achieve their objectives in the most efficient and effective manner. We strongly believe in voluntary methane emissions reductions. Currently, we are participating in several industry initiatives to reduce methane emissions, and the industry has made significant progress. According to the EPA's U.S. Greenhouse Gas Inventory Report published in April 2017, U.S. methane emissions from natural gas production, transportation, storage and distribution and petroleum production, transportation and refining operations decreased approximately 18.9% from 1990 to 2015. This was achieved despite a greater than 45% increase in U.S. natural gas production over the same time frame and the 2015 release at Southern California Gas Company's Aliso Canyon Storage Field.

        In 2016, we released our Methane Reduction Commitment, a statement on our commitment to reduce methane emissions. The statement is updated periodically and available on our website in the ESG and Sustainability subsection of the "Safety and Environment" page at www.kindermorgan.com/ehs/esg_sustainability.aspx.

        Below are a few examples of how we have been actively engaged with various trade organizations and regulatory entities to share our data and experience with methane monitoring and management, and provide perspective on how best to achieve methane emission reductions.

  •
  Over 20 Years of Voluntary Participation in the EPA's Natural Gas STAR Program.  Through voluntary efforts such as EPA's Natural Gas STAR Program, Kinder Morgan has reduced methane emissions by over 86 billion cubic feet since 1993, which has contributed to the significant reduction in total methane emissions from U.S. natural gas and petroleum operations from 1990 to 2015 described above. We are committed to implementing voluntary methane emission reductions as part of the EPA's related Natural Gas STAR Methane Challenge Program and our commitment to the ONE Future Coalition described below.

  •
  Leadership Role in the Interstate Natural Gas Association of America (INGAA) Greenhouse Gas (GHG) Task Force. We participate in, and have chaired from 2008 to 2011 and again from 2013 to early 2017, the INGAA GHG Task Force. As part of that leadership role we, along with INGAA, participated in the Quadrennial Energy Review by the U.S. Department of Energy (DOE), which included a joint effort by the industry, the Administration and other stakeholders to understand better the issues confronting the transportation sector and develop mutually beneficial solutions.

  •
  Leadership Role in Collaborating with the EPA and the DOE on Reduction of Methane Emissions.  We have taken a leadership role in meeting with the EPA to identify the most effective means for reducing methane emissions from natural gas transmission and storage operations. In addition to our participation in the ONE Future Emissions Intensity Commitment Option described below, we meet with the EPA routinely to share data and engage in discussions about numerous potential emissions management strategies.

    Steve Kean, our President and Chief Executive Officer, has participated in the DOE's roundtable discussions with government, industry, non-profit, union and environmental leaders to help identify opportunities, share technical solutions and coordinate best practices for reducing methane emissions. During 2016, we were an industry leader participating in the Joint Industry

    Task Force on the regulation of natural gas storage facilities. Our employees contributed to industry technical papers presented in joint hearings of the DOE and PHMSA as well as collaborative meetings with various non-governmental organizations developing an understanding of storage facilities, operations, and emissions and safety technologies. This work is ongoing in numerous federal, state and industry venues.

  •
  Founding Member of ONE Future.  We are a founding member of ONE Future, a unique coalition made up of members across the natural gas industry focused on identifying policy and technical solutions that result in improvements in the management of emissions associated with the production, gathering, processing, transmission, storage and distribution of natural gas. Members of ONE Future are committed to continuously improving their emissions management to achieve voluntary reductions in emissions and to provide efficient increased use of natural gas. ONE Future's goal is to enhance the energy delivery efficiency of natural gas by limiting energy waste and achieving a total methane emission rate of one percent or less of gross natural gas production across the natural gas value chain, the point at which the use of natural gas for any purpose provides obvious and immediate greenhouse gas reduction benefits. The ONE Future coalition represents the entire natural gas value chain, with members from some of the largest natural gas production, gathering, processing, transmission, storage, and distribution companies in the United States.

    The ONE Future Emissions Intensity Commitment Option has been accepted as part of the Natural Gas STAR Methane Challenge Program. This option provides companies a flexible way to reduce methane emissions from their operations. The ONE Future Commitment is intended to achieve segment-specific intensity targets established through the ONE Future coalition. ONE Future's overall goal is to achieve a methane "leakage rate," defined as emissions per volume produced or volume of throughput, of 1 percent or less along the natural gas value chain by 2025. We are committed to implementing the ONE Future Emissions Intensity Commitment Option for the Kinder Morgan transmission and storage sector as part of the EPA Natural Gas STAR Methane Challenge Program.

  •
  Participation in DOE's Advanced Research Projects Agency-Energy (ARPA-E) Project.  We are a member of the Industry Advisory Board advising ARPA-E and Colorado State University on the development of a methane emission test site to represent actual natural gas leaks that might occur at production, gathering, and underground pipelines facilities. This project is part of the ARPA-E Methane Observation Networks with Innovative Technology to Obtain Reductions (MONITOR) program. The MONITOR program's goal is to develop innovative and cost-effective methane leak detection technologies to more precisely and efficiently locate and measure methane emissions associated with natural gas operations. The next generation leak detection technologies should drive enhanced leak detection and repairs to further reduce methane emissions. We are actively engaged in the development of the test site, evaluation of the various leak detection technologies being developed, and providing guidance to the developers on industry expectations and steps for regulatory approval of their technologies.

  •
  Collaboration with DOE on Methane Emissions from Gathering Compressor Stations and Underground Natural Gas Storage Facilities. We are participating in two DOE-funded studies to develop improved national methane emission estimates and methane emission factors for natural gas gathering compressor stations. The current methane emission factors used for gathering compressor stations are more than twenty years old and based on a limited dataset. The studies are intended to establish improved methane emission factors more representative of the current state of gathering compressor station operations. We participate on the Steering Committee and Technical Review Committee of each study. We also allowed the academic institutions and consultants to perform testing at more than thirty Kinder Morgan natural gas gathering compressor stations. A third DOE-funded study involves estimation of methane emissions from underground natural gas storage field operations. We are working with the consultant leading this study and allowing testing at some of our natural gas storage fields.

  •
  Collaboration with DOE's National Energy Technology Laboratory (NETL).  We are participating in a methane emissions life cycle analysis (LCA) being performed by NETL with input from ONE Future members representing all sectors of the natural gas industry value chain. This analysis is intended to inform ONE Future members and others interested in the overall methane LCA emissions. The study will also evaluate specific emission reduction opportunities in each sector and the impact on overall methane life cycle emissions.

  •
  Collaboration with the Environmental Defense Fund (EDF) on GHG Emissions.  We are one of seven natural gas transmission companies that worked with the EDF to develop a comprehensive greenhouse gas emissions inventory for the natural gas transmission and storage sector. Importantly, the results of the EDF study demonstrated that due to actions taken in the gas transportation sector over the years to address methane emissions, the EPA has been overstating emissions from natural gas transportation and storage facilities. Since the release of this study, the EPA has used the results to improve their greenhouse gas emission estimates for natural gas transmission and storage facilities in their National GHG Emission Inventory report.

  •
  Strict Adherence to Existing Reporting and Compliance Regulation.  Certain of our facilities are subject to the EPA's GHG Mandatory Reporting Rule and federal and state leak detection and repair regulations. We have extensive emissions monitoring equipment and measurement programs. We report emissions to the EPA and fourteen state or local agencies on an annual basis in accordance with their reporting requirements.

        We publish our environmental, health and safety performance statistics regularly because we are committed to working openly and transparently with our stakeholders. Detailed information regarding our environmental, health and safety initiatives and performance, as well as our efforts to maintain pipeline integrity including through the use of our KMAP system, can be found on our website in the ESG and Sustainability subsection of the "Safety and Environment" page at www.kindermorgan.com/ehs/esg_sustainability.aspx.

        Finally, it is worth noting that, unlike methane emission sources such as agricultural separation, mine-mouth coal emissions and wetlands and other naturally occurring sources, we as a company operating in the natural gas transmission and storage sector have a substantial financial incentive to reduce methane emissions, as the average cost of methane lost exceeds our average fee associated with handling methane on a per-unit basis.

        In summary, we believe the report advocated by the stockholder proponent would provide stockholders with little useful information beyond that already provided in our Methane Reduction Commitment, the other information provided on our website, our annual and quarterly reports we file with the SEC and the publicly available environmental reports and filings that we make with the EPA and other federal, state and local regulatory agencies. Nor would such a report cause us to modify our operational approach to maintaining and safely operating our assets. Additionally, the Board believes the cost, both in dollars and employee time, of preparing such a duplicative report would greatly outweigh any potential benefits to our stockholders, and that the better use of these resources would be to focus on continued progress in reducing methane emissions.

        If this proposal is properly presented by the stockholder proponent at the annual meeting, the affirmative vote of a majority of the votes cast is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.

  Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL RELATING TO THE PREPARATION OF A REPORT ON METHANE EMISSIONS FOR THE REASONS DESCRIBED ABOVE.

ITEM 6
STOCKHOLDER PROPOSAL RELATING TO AN
ANNUAL SUSTAINABILITY REPORT

        We have received notice that the New York State Common Retirement Fund, with Thomas P. DiNapoli, the Comptroller of the State of New York, as sole Trustee, 59 Maiden Lane-30th Floor, New York, NY 10038, , beneficial owner of shares of our common stock with a market value in excess of $2,000 as of the date the proposal was submitted to us, intends to submit the following proposal at the annual meeting. We are not responsible for the content of the proposal or the accompanying supporting statement, which are set out below in italics and between quotation marks. Our Board unanimously opposes this proposal by the stockholder proponents for the reasons set forth in Our Board of Directors' Statement in Opposition to Stockholder Proposal, which follows the proposal.

"WHEREAS:

        Kinder Morgan is the largest midstream and the third largest energy company in North America.

        Managing and reporting environmental, social and governance (ESG) business practices helps companies compete in a global business environment characterized by finite natural resources, changing legislation, and heightened public expectations. Reporting allows companies to publicize and gain strategic value from existing sustainability efforts and identify emerging risks and opportunities.

        ESG issues can pose significant risks to business, and without proper disclosure, stakeholders and analysts cannot ascertain whether the company is managing its ESG exposure. One concrete example of this is that opposition to Kinder Morgan's Trans-Mountain Pipeline from Canadian and indigenous and community groups has already delayed its operations to 2019.

        More than 1,700 institutional investors managing over $65 trillion have joined the U.N.'s Principles for Responsible Investment, and publicly committed to seek comprehensive corporate ESG disclosure and incorporate it into investment decisions.

        The link between strong sustainability management and value creation is increasingly evident. A 2015 Deutsche Asset & Wealth Management review of about 2,200 individual studies on sustainable investing found that the large majority of studies reported a positive relationship between ESG and corporate financial performance. According to Ernst & Young (EY), 89% of global institutional investors agree that a sharp focus on ESG issues can generate sustainable returns over time.

        The vast majority of large corporations also recognize the value of sustainability reporting: in 2016, 82% of companies in the S&P 500 engaged in sustainability reporting. KPMG recently concluded that reporting is now standard practice for large- and mid-cap companies globally, with three-quarters of companies engaging in reporting.

        EY has reported that investor demand for ESG disclosure is growing rapidly: in 2015, 59% of investors considered sustainability reports 'essential' or 'important' when making investment decisions, compared with 35% just one year earlier.

RESOLVED:

        Shareholders request that Kinder Morgan issue an annual sustainability report describing the company's analysis of, and short- and long-term responses to the ESG-related issues that are most important to the company. The report should be prepared at a reasonable cost, omit proprietary information, and be made available to shareholders by December 2018.

SUPPORTING STATEMENT:

        The report should address relevant policies, practices, metrics and goals on topics such as: business risks from climate change and more severe weather, as well as operational issues such as waste minimization, energy efficiency, and other relevant environmental and social impacts.

        We recommend that Kinder Morgan consider using the Global Reporting Initiative's (GRI) Sustainability Reporting Guidelines to prepare the report. The GRI is an international organization developed with representatives from business, environmental, human rights and labor communities. The Guidelines provide a flexible reporting system that allows for the omission of content irrelevant to company operations.

        The Governance & Accountability Institute found that companies who use the GRI framework experience positive associations with inclusion in sustainability-focused stock indices, higher CDP and Bloomberg ESG Disclosure scores, and more favorable third-party disclosure transparency ratings."

 OUR BOARD OF DIRECTORS' STATEMENT
IN OPPOSITION TO STOCKHOLDER PROPOSAL

        Our Board has considered the stockholder proposal and believes that our existing corporate policies and ESG information available on our website, our annual and quarterly reports filed with the SEC, our press releases and the environmental reports and filings that we make with the EPA and other federal, state and local regulatory agencies adequately describe our commitment to ESG issues and the employment of sustainable business practices. Production of a formal sustainability report, particularly a report prepared in accordance with the GRI guidelines recommended by the stockholder proponent, would be expected to cost Kinder Morgan millions of dollars per year in incremental headcount, systems and production costs, which incremental costs are not justified in light of the breadth of ESG related disclosures that we already furnish. Accordingly, our Board does not believe that annually preparing a formal sustainability report of the type requested in the stockholder proposal is in the best interest of our stockholders at this time.

        At Kinder Morgan, being a good corporate citizen goes well beyond operating our assets safely. Throughout our organization, we are committed to doing the right thing every day, employing sustainable business practices and complying with applicable laws, rules and regulations. We firmly believe in the fundamental importance of the promotion of trust, openness, teamwork, professionalism and pride in what we do. Our company's social and environmental activities are aligned with our business purpose and values.

        Our Code of Business Conduct and Ethics (Code of Conduct) is available on our website at www.kindermorgan.com under the "Corporate Governance" sub-heading. Our Code of Conduct outlines our core values and describes additional corporate policies on ESG issues. We recognize that we have a responsibility to conduct business as responsible members of society, to observe the laws of the countries in which we operate, to express support for fundamental human rights in line with the legitimate role of our business, and to give proper regard to health, safety, and the environment consistent with our commitment to contribute to sustainable development. We expect our employees and directors to uphold the standards set forth in the Code of Conduct at work every day, and compliance with these standards serves as a critical element of compensation determinations throughout our organization. We are committed to utilizing our Operations Management System (OMS) to direct and control our work in an intentional manner, to meet our operational objectives and expectations, and to continuously improve.

        We have an Environmental, Health and Safety (EHS) Policy Statement, which is available on our website in the ESG and Sustainability subsection of the "Safety and Environment" page at www.kindermorgan.com/ehs/esg_sustainability.aspx. As described in our EHS Policy Statement, our employees and contractors are expected to share our commitment to pursuing the goals of not harming people, protecting the environment, using material, natural resources and energy efficiently and promoting best practices, thereby earning the confidence of our customers, our security holders and society at large, being a good neighbor and contributing to sustainable development. EHS performance is considered in allocating incentive compensation among our business units and to individual employees.

        We have an Indigenous Peoples Policy, which is available on our website in the ESG and Sustainability subsection of the "Safety and Environment" page at www.kindermorgan.com/ehs/esg_sustainability.aspx. Kinder Morgan respects the diversity of culture and unique history of Indigenous Peoples. We recognize the legal and constitutional protected rights of Indigenous Peoples and acknowledge the importance of communicating and cooperating in good faith with Indigenous People.

        We have a Biodiversity Policy, which is available on our website in the ESG and Sustainability subsection of the "Safety and Environment" page at www.kindermorgan.com/ehs/esg_sustainability.aspx. We recognize the many important benefits provided by healthy and diverse ecosystems for our environment as well as our company, our employees, and the communities in which we operate. We strive to minimize impacts on biodiversity in areas where we work and/or operate, in accordance with the applicable laws and regulations, and our Biodiversity Policy describes the strategies we employ in our planning, development, construction and decision making process in furtherance of this goal.

        We integrate Kinder Morgan EHS employees into each business unit, where they actively participate in the overall operating success of the organization. For over a decade, we have regularly published on our website reports on our EHS performance to keep the public informed about our efforts. These performance reports include our employee and contractor safety performance and pipeline incident rates, together with comparisons of our performance against published industry averages. We also prepare annually and publish on our website an Operational Excellence Report detailing our safety, environmental and community achievements for the preceding year. We work openly and cooperatively with stakeholders regarding EHS and corporate governance issues.

        In addition to our corporate and business segment EHS leadership teams and departments, our Board has a standing EHS Committee. The EHS Committee charter is available on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the "Media & Investor Relations" page. This committee assists our Board in overseeing management's establishment and administration of our EHS policies, programs, procedures and initiatives, including those that promote the safety and health of our employees, contractors and customers, the public and the environment. The committee also periodically reviews with management our company's reputation as a responsible corporate citizen and our efforts to employ sustainable business practices consistent with our company's business purpose and values.

        Our employees are part of the communities where they work and live. We practice social and environmental responsibility, contributing to the well-being of the communities and society we affect and on which we depend. Our employees are active in environmental sustainability and stewardship initiatives. The knowledge and skills of our experts allow us to minimize our footprint in environmentally sensitive areas. Our people keep us at the forefront of innovation, providing access to the latest technologies and best management practices to keep our facilities safe and environmentally sound for many years to come.

        The stockholder proponent requests that we prepare an annual sustainability report describing our short- and long-term responses to ESG issues. Our Board believes that preparation of such a broad and general report, particularly a report prepared in accordance with the GRI guidelines recommended by the stockholder proponent, would be an expensive and time-consuming exercise that would be largely duplicative of information already available on our website or otherwise publicly available. We have worked to continuously improve our ESG disclosure over time. The policies, reports, and data available on our website already address the ESG topics and performance data that are most important to our operations. Because the ESG reporting and rating fields are still emerging and have inconsistent consensus standards, we have remained focused on reporting on our own website the ESG topics and performance data most important to our business. When compared to our peer midstream energy companies, our level of ESG disclosure sets a high standard, which we are continually improving.

        In summary, we believe that preparation of a formal sustainability report, particularly a report prepared in accordance with the GRI guidelines recommended by the stockholder proponent, would not cause us to modify our commitment to doing the right thing every day, employing sustainable business practices and complying with applicable laws, rules and regulations. We also believe that our existing corporate policies and the ESG performance data and information available on our website, our annual and quarterly reports filed with the SEC, our press releases and the environmental reports and filings that we make with the EPA and other federal, state and local regulatory agencies adequately describe our ESG performance and commitment to sustainable business practices, and that preparing a formal sustainability report would unnecessary and duplicative. Further, the cost, both in dollars and employee time, of preparing a formal sustainability report would outweigh any potential benefits to stockholders of such a report.

        If this proposal is properly presented by the stockholder proponents at the annual meeting, the affirmative vote of a majority of the votes cast is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL RELATING TO THE PREPARATION OF A SUSTAINABILITY REPORT FOR THE REASONS DESCRIBED ABOVE.

ITEM 7
STOCKHOLDER PROPOSAL RELATING TO AN
ASSESSMENT OF THE LONG-TERM PORTFOLIO IMPACTS OF SCENARIOS CONSISTENT WITH GLOBAL CLIMATE CHANGE POLICIES

        We have received notice that Zevin Asset Management, LLC, Suite 1125, 11 Beacon Street, Boston, Massachusetts 02108, acting on behalf of Trust R U/A dated 04/15/2009, beneficial owner of shares of our common stock with a market value in excess of $2,000 as of the date the proposal was submitted to us, intends to submit the following proposal at the annual meeting. We are not responsible for the content of the proposal or the accompanying supporting statement, which are set out below in italics and between quotation marks. Our Board unanimously opposes this proposal by the stockholder proponents for the reasons set forth in Our Board of Directors' Statement in Opposition to Stockholder Proposal, which follows the proposal.

"WHEREAS:

        As long-term shareholders in Kinder Morgan Inc (KMI), we would like to understand how our company is planning for the risks and opportunities presented by global efforts to keep temperatures within the below-2-degrees Celsius goals of the Paris Agreement.

        KMI acknowledged in its 2016 10-K filing with the U.S. Securities and Exchange Commission that "greenhouse gas regulations could have material adverse effects on our business, financial position, results of operations or cash flows." A brief statement paper on climate change was also issued, but the disclosure did not provide investors with any analysis regarding how KMI's portfolio of assets or planned capital expenditures perform under potential regulations and other carbon constraints inherent in a 2-degree scenario.

        KMI, as one of the largest energy infrastructure companies in North America, has extensive and expanding interests in the transport of energy sources including coal, oil, and natural gas. KMI intends to make significant infrastructure investments in the highest carbon fuels, including oil sands.

        KMI intends to invest over $5 billion to expand its Canadian oil sands export capacity to the West Coast and Asia. This investment is of concern due to strong community and First Nations opposition, particularly in British Columbia. In addition, persistently low prices challenge the breakeven price of new oil sands production that would feed this pipeline, raising questions about the project's long-term viability. Canada has already begun to implement policies and develop new regulations, including a price on carbon, geared towards meeting its obligations under the Paris Agreement.

        Investors are increasingly focused on the need for robust climate disclosure, including scenario analysis. In June 2017, the Financial Stability Board's Task Force on Climate-related Financial Disclosures finalized its guidelines for reporting on climate risk, recommending that companies in the energy sector evaluate the potential impact of different scenarios, including a 2-degree scenario, on the organization's businesses, strategy, and financial planning. Investors representing over $25 trillion in assets publicly endorsed the Task Force recommendations.

        A 2-degree scenario analysis of KMI's future plans will generate a more complete picture of present and future risks and opportunities. Currently, our company only provides business-as-usual planning and risk analysis, which is not sufficient to prepare for a set of risks as large and complex as climate change. The requested report will reassure investors that KMI is poised to manage and take advantage of future regulatory, technological, and market changes.

RESOLVED:

        Shareholders request that by 2019, KMI publish, with board oversight, an assessment of the long-term portfolio impacts of scenarios consistent with the internationally recognized goal of limiting the global increase in temperature to 2 degrees Celsius. The assessment should analyze the impacts on KMI's portfolio of assets and explain how capital planning and business strategies incorporate analyses of the financial risks of a low-carbon transition. The report should be done at reasonable cost and omit proprietary information."

 OUR BOARD OF DIRECTORS' STATEMENT
IN OPPOSITION TO STOCKHOLDER PROPOSAL

        Our Board has considered the stockholder proposal and does not believe the actions recommended by the proposal are in the best interest of our stockholders at this time.

        The requested report would be costly and largely duplicative of other company-provided information.    The stockholder proponent requests that we prepare an assessment of the long-term portfolio impacts of potential global climate change policies. Our Board believes that, with the exception of highly speculative forecasts, such a report would be largely duplicative of the information that we already provide on our website, such as our Statement on Climate Change, which is available at www.kindermorgan.com on the "Safety and Environment" page and our Public Policy Papers available through the "About Us" page. This information presents our views on opportunities and risks that climate change and the impact of changing policies and technologies may pose to our business. We also report in detail the risks associated with our business consistent with applicable law, including disclosures regarding risks associated with regulatory action, specifically climate change-related regulations, and physical risks to our assets associated with potential increases in global temperature, in our annual and quarterly reports filed with the SEC under the sections entitled "Risk Factors" and "Business and Properties—Narrative Description of Business—Regulation." Our Board believes that preparation of such a broad and general report would be an expensive and time-consuming exercise requiring significant levels of unwarranted expense in terms of incremental headcount or the engagement of third party consultants.

        The requested report would be highly speculative and its results, therefore, would have minimal benefit and could potentially be misleading.    We have no special insight regarding, and cannot predict in any meaningful way, what definitive actions will be taken by the federal, state, provincial and local governmental authorities in the U.S. and Canada, or various governmental authorities across the globe, will take to implement the Paris Agreement cited in the stockholder proposal or to otherwise address global climate change. Further, we cannot predict all positive and negative impacts that potential policies related to climate change may have on our business because the impact on us of such policies will be derivative of those on our customers, whose products we transport, store and process. For example, our customers would be better positioned than us to determine the impacts of such policies on the costs of hydrocarbon production and the relative competitiveness of certain supply basins. Also, an assessment of the potential impacts of global climate change policies on a static view of our current portfolio of assets would require us to speculate about far distant future risks in the general sense, which is inconsistent with our reporting obligations and may cause us to misstate the likelihood of certain risks, which could be detrimental to our stockholders and business. We report the risks associated with our business consistent with applicable law, and our Board believes that our current risk reporting provides our stockholders with accurate and sufficient information to appreciate the risks to which our business may be subject. Incremental reporting based on highly speculative scenarios and assumptions, as requested by the stockholder proposal would not present our stockholders with meaningful information regarding our long-term outlook and would potentially be both confusing and misleading to investors seeking to understand our actual performance and outlook.

        Our View of Hydrocarbon Use in the Future.    As an energy infrastructure company, we recognize and expect that future energy demand will increasingly be met by renewable energy sources. However, most forecasts we have seen suggest the world will continue to rely on hydrocarbons for the majority of its energy needs for the foreseeable future. Plus, hydrocarbons are used for much more than just power generation. In fact, power generation represents less than 20% of total U.S. demand for crude oil, NGLs, and natural gas combined. Hydrocarbons are essential to our way of life and are critical to the generation of electricity, transportation, the production of clothing and other textiles and much more, including plastics, agriculture, technology, medicine and chemicals. Hydrocarbons are affordable, dependable, and plentiful and are becoming more environmentally sustainable due to advancements in technology. Hydrocarbons are supported by enormous installed infrastructure that would take decades and substantial cost to replace. Furthermore, natural gas is a clean-burning fossil fuel with significantly lower emissions than coal and fuel oil, and increased natural gas use has been and will continue to be critical to meeting climate goals.

        A majority of our revenues are generated from the transportation and storage of natural gas, the demand for which is expected to grow by more than 30% over the next decade. The demand for natural gas is projected to be resilient in an environment of increased reliance on renewable energy sources. Natural gas power generation complements renewable energy sources by providing reliability and flexibility. The availability of wind and solar power generation varies minute-to-minute, day-to-day, and season-to-season. Natural gas serves as a "firming" backup source that provides steady power generation and system reliability. Natural gas power generation can be dispatched quickly when renewables are unavailable. Multiple academic studies demonstrate that increased natural gas capacity helps facilitate greater deployment of renewable energy sources. Natural gas and renewables are highly complementary and, when deployed together, help generators both cut greenhouse gas emissions and provide stable electricity supply. Natural gas-fired electricity generation is clearly a key ally of renewable resources in our shared response to the climate change challenge.

        Our Capital Allocation Philosophy.    We take a highly disciplined approach to making capital allocation decisions. We only make capital investments in new projects in response to demonstrated customer demand. For the majority of our investments, we also protect our return on capital by requiring a significant portion of a project's cash flow be backed by long-term contractual commitments from creditworthy counterparties or obtain substantial credit assurances. We regularly review our capital allocation policies and return hurdle rates for new projects to account for market conditions, cost of capital and other factors. We refine our policies as needed in response to changes in the projected demand for our services to continue to make responsible capital allocation decisions that enhance stockholder value.

        Our Commitment to Addressing Climate Change.    As noted in our Statement on Climate Change, which is available on our website at www.kindermorgan.com under the "Safety and Environment" page, we recognize that addressing climate change is a global priority. It is a matter that requires the cooperation and contributions of citizens, industry, the environmental community and governments nationally and globally to advance the broad alignment of environmental responsibility and economic opportunity.

        To that end, we operate our companies in an ethical and responsible manner. We invest in our assets to operate them safely and to protect our employees, the environment and the communities in which we operate. We work collaboratively within our industry and with governments, environmental groups, indigenous peoples and communities to build our understanding of the issues around climate change and seek potential solutions. We contribute to, embrace and implement responsible changes in government policy and regulations in North America as they emerge.

        While delivering access to the secure energy the world needs, we are committed to doing our part to address climate change concerns. Specifically, we are expanding our natural gas transmission and storage business to make access to lower carbon and renewable energy more feasible. We are reducing methane emission rates from our natural gas and storage operations. We are pursuing opportunities with our producing partners to increase the energy efficiency along the value chain. We are making energy efficiency improvements in our operations and exploring new low-carbon technologies and business models. We include reasonably anticipated policy directions and regulatory decisions in our business models and projects.

        Summary.    In summary, we believe that preparation of the assessment requested by the stockholder proponent would be costly, speculative, and would not provide our stockholders with more meaningful information with respect to these topics than the information we already provide. We report the risks associated with our business consistent with applicable law, including in our annual and quarterly reports filed with the SEC under the section entitled "Risk Factors." Our Board believes that our current risk reporting accurately describes our views on future potentialities and provides our stockholders with adequate information to appreciate the risks to which our business may be subject.

        If this proposal is properly presented by the stockholder proponents at the annual meeting, the affirmative vote of a majority of the votes cast is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL RELATING TO THE PREPARATION OF AN ASSESSMENT OF THE LONG-TERM PORTFOLIO IMPACTS OF SCENARIOS CONSISTENT WITH GLOBAL CLIMATE CHANGE POLICIES FOR THE REASONS DESCRIBED ABOVE.

 OTHER MATTERS

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies returned to us will be voted in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Stockholder Proposals and Director Nominations for Our 2019 Annual Meeting

Rule 14a-8 Stockholder Proposals

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of stockholders in 2019 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by our corporate secretary at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002 no later than November 29, 2018.

        Our bylaws require that stockholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2019 annual meeting, and stockholders of record who intend to submit nominations for directors at the 2019 annual meeting, must follow certain procedures. Under these procedures, stockholders of record must submit the proposed nominee or item of business by delivering a notice by mail to our corporate secretary at the address above. We must receive such notice not less than 90 days nor more than 120 days prior to the first anniversary of the 2018 Annual Meeting. Under this criterion, stockholders must provide such notice during the period from January 9, 2019 to February 8, 2019. However, if the date of the 2019 annual meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date, a proposing stockholder will have an alternative time period in which to deliver such notice.

Proxy Access Nominations

        Under our proxy access Bylaw provision, a stockholder or a group of up to 20 stockholders, owning at least 3% of our stock continuously for at least 3 years and complying with the other requirements set forth in our Bylaws, may nominate up to two persons, or 20% of the Board, whichever is greater, for election as a director at an annual meeting and have those persons included in our proxy statement. To be eligible for inclusion in the proxy materials for our annual meeting of stockholders in 2019, the proxy access nomination notice must be received by our corporate secretary at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002 no earlier than December 10, 2018 and no later than January 9, 2019.

        As required by Section 2.13 of our Bylaws, a notice of a proposed nomination must include information about the stockholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the stockholder in the business and certain other information about the stockholder. You can obtain a copy of our bylaws on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations" or by writing our corporate secretary at the address above.

Other Proposals/Nomination under our Advance Notice Bylaw Provision

        Under our Bylaws, stockholders must follow certain procedures to nominate a person for election as a director (other than proxy access nominations) or introduce an item of business at an annual meeting (other than Rule 14a-8 stockholder proposals). To be properly brought before our annual meeting of stockholders in 2019, notice of such a proposed nomination must be received by our corporate secretary at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002 no earlier than January 9, 2019 and no later than February 18, 2019.

        As required by Section 2.12 of our bylaws, a notice of a proposed nomination must include information about the stockholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the stockholder in the business and certain other information about the stockholder. You can obtain a copy of our bylaws on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations" or by writing our corporate secretary at the address above.

Incorporation by Reference

        To the extent we incorporate this proxy statement by reference into any other filing with the SEC under the Securities Act or the Exchange Act, the sections of this proxy statement under the captions "Report of Compensation Committee," "Report of Audit Committee" and "Performance Graph" will not be deemed incorporated unless specifically provided otherwise in the filing.

        We will provide without charge to you upon your request, a copy (without exhibits) of our annual report on Form 10-K for the year ended December 31, 2017 filed with the SEC. You may also obtain copies of exhibits to our Form 10-K, but we will charge a reasonable fee to stockholders requesting such exhibits. Requests for copies should be addressed to Kinder Morgan, Inc., Attn: Investor Relations, 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, (713) 369-9000.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED MARCH 29, 2018. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time, on May 8, 2018. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/kmii • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q The Board of Directors recommends that you vote FOR each of the nominees listed in Proposal 1. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01 - Richard D. Kinder 02 - Steven J. Kean 03 - Kimberly A. Dang 04 - Ted A. Gardner 05 - Anthony W. Hall, Jr. 06 - Gary L. Hultquist 07 - Ronald L. Kuehn, Jr. 08 - Deborah A. Macdonald 09 - Michael C. Morgan 10 - Arthur C. Reichstetter 11 - Fayez Sarofim 12 - C. Park Shaper 13 - William A. Smith 14 - Joel V. Staff 15 - Robert F. Vagt 16 - Perry M. Waughtal The Board of Directors recommends that you vote FOR proposals 2 and 3, and THREE Years for proposal 4: For Against Abstain ForAgainst Abstain 2. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018 3. Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in the Proxy Statement 1 Year 2 Years 3 Years Abstain 4. Frequency with which we will hold an advisory vote on the compensation of our named executive officers The Board of Directors recommends that you vote AGAINST each of the following proposals: For Against Abstain ForAgainst Abstain 5. Stockholder proposal relating to a report on methane emissions 6. Stockholder proposal relating to an annual sustainability report MMMMMMM 7. Stockholder proposal relating to an assessment of the long-term portfolio impacts of scenarios consistent with global climate change policies C 1234567890 J N T 1 8 1 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 3 7 2 02RXCE MMMMMMMMM A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Proxy — Kinder Morgan, Inc. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at the offices of Kinder Morgan, Inc., 1001 Louisiana Street, Houston, Texas, on Wednesday, May 9, 2018, beginning at 10:00 a.m local time. At the Annual Meeting, the holders of our Class P common stock will act on the matters as stated on the reverse side hereof. The Board of Directors recommends a vote FOR each of the nominated directors; FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018; FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in the Proxy Statement; for holding an advisory vote on executive compensation every THREE years; and AGAINST each of the three stockholder proposals. The undersigned hereby appoints each of Richard D. Kinder and J. Curtis Moffatt, with or without the other and with the full power of substitution, as proxies to vote as specified on the reverse side hereof all shares of Class P common stock the undersigned is entitled to vote at the Annual Meeting. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors if any nominee named on the reverse becomes unable to serve or for good cause will not serve, (ii) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made and (iii) on any other matters that may properly come before the Annual Meeting, and any adjournments or postponements thereof. If no direction is given on a signed and returned proxy card with regard to any Proposal, the above-named proxies will vote FOR each of the nominees listed in Proposal 1, FOR Proposals 2 and 3, for THREE years for Proposal 4 and AGAINST each of Proposals 5, 6 and 7. Continued, and to be completed, dated and signed below Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C B